Exhibit 4.1

DEAL CUSIP NUMBER: 65566EAC2

REVOLVER CUSIP NUMBER: 65566EAD0

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

NORDSON CORPORATION,

and other entities named herein,

as Borrowers,

THE FINANCIAL INSTITUTIONS NAMED HEREIN,

as Banks,

KEYBANK NATIONAL ASSOCIATION,

as Joint Lead Arranger, Joint Bookrunner and

Administrative Agent,

J.P. MORGAN SECURITIES LLC, WELLS FARGO SECURITIES, LLC AND MERRILL LYNCH, PIERCE, FENNER & SMITH INCORPORATED,

as Joint Lead Arranger and Joint Bookrunner,

JPMORGAN CHASE BANK, N.A.,

as Co-Syndication Agent,

PNC BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger, Joint Bookrunner and Co-Syndication Agent,

CITIZENS BANK, NATIONAL ASSOCIATION,

as Joint Lead Arranger, Joint Bookrunner and Co-Documentation Agent,

WELLS FARGO BANK, NATIONAL ASSOCIATION AND BANK OF AMERICA, N.A.,

as Co-Documentation Agent

MUFG BANK, LTD., HSBC BANK USA, N.A. AND U.S. BANK NATIONAL ASSOCIATION,

as Senior Managing Agent,

and

BRANCH BANKING AND TRUST COMPANY, COMMERZBANK AG AND TD BANK, N.A.,

as Managing Agent

dated as of

April 30, 2019

This THIRD AMENDED AND RESTATED CREDIT AGREEMENT (as the same may from time to time be amended, restated or otherwise modified, this “Agreement”) is made effective as of April 30, 2019, among the following:

(i) NORDSON CORPORATION, an Ohio corporation (“Nordson”, together with each Foreign Borrower, as hereinafter defined, collectively, “Borrowers” and individually, each a “Borrower”);

(ii) the financial institutions from time to time a party hereto (including any such institution that becomes a party hereto pursuant to Section 10.10 hereof, collectively, the “Banks”, and individually each a “Bank”); and

(iii) KEYBANK NATIONAL ASSOCIATION, as Joint Lead Arranger, Joint Bookrunner and Administrative Agent for the Banks under this Agreement (in such capacity as Administrative Agent, “Agent”).

WITNESSETH:

WHEREAS, Borrowers and the Banks desire to contract for the establishment of credits in the aggregate principal amounts hereinafter set forth, to be made available to Borrowers upon the terms and subject to the conditions hereinafter set forth; and

WHEREAS, Borrowers, the Banks and Agent desire to amend and restate in its entirety that certain Second Amended and Restated Credit Agreement dated as of February 20, 2015 (the “Existing Credit Agreement”).

NOW, THEREFORE, it is mutually agreed as follows:

ARTICLE I.

DEFINITIONS

Section 1.01    Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of any Person, or any business or division of any Person, (b) the acquisition of in excess of fifty percent (50%) of the stock (or other equity interest) of any Person, or (c) the acquisition of another Person (other than Nordson or a Subsidiary) by a merger or consolidation or any other combination with such Person.

“Adjusted LIBOR Rate” shall mean a rate per annum equal to the quotient obtained (rounded upwards, if necessary, to the nearest 1/100th of 1%) by dividing (a) the applicable LIBOR Rate by (b) 1.00 minus the Reserve Percentage.

“Advantage” shall mean any payment (whether made voluntarily or involuntarily, by offset of any deposit or other indebtedness or otherwise) received by any Bank in respect of the Debt, if such payment results in that Bank having less than its pro rata share of the Debt then outstanding, than was the case immediately before such payment.

“Affiliate” shall mean with respect to any specified Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such specified Person, and “control” (including the correlative meanings, the terms “controlling”, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly of, the power to direct or cause the direction of the management and policies of such specified Person, whether through the ownership of voting securities, by contract or otherwise.

“Agent Fee Letter” shall mean the Agent Fee Letter, dated as of April 30, 2019, between Nordson and Agent.

“Agreement” shall have the meaning provided in the first paragraph hereof.

“Alternate Currency” shall mean Euros, Pounds Sterling, Japanese Yen or any other currency, other than Dollars, agreed to by Agent in consultation with the Banks that is freely transferable and convertible into Dollars.

“Alternate Currency Loan” shall mean a Loan that is denominated in an Alternate Currency on which Borrowers shall pay interest at a rate based on the Adjusted LIBOR Rate.

“Anti-Corruption Laws” shall mean all laws, rules, and regulations of any jurisdiction applicable to the Borrower or any of its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Anti-Terrorism Law” shall mean any laws relating to terrorism or money laundering, including Executive Order No. 13224, the USA Patriot Act, the laws comprising or implementing the Bank Secrecy Act, the laws administered by the United States Treasury Department’s Office of Foreign Asset Control (as any of the foregoing laws may from time to time be amended, renewed, extended, or replaced) and any other law pertaining to the prevention of future acts of terrorism, in each case as such law may be amended from time to time.

“Applicable Facility Fee Rate” shall mean:

(a)    for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, 9.00 basis points; and

(b)    commencing with the financial statements for FQE April 30, 2019, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on July 1, 2019 and thereafter:

Leverage Ratio	Facility Fee Rate
Greater than 3.25 to 1.00	15.50 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	12.50 basis points
Greater than 2.25 to 1.00, but less than or equal to 2.75 to 1.00	10.00 basis points
Greater than 1.75 to 1.00, but less than or equal to 2.25 to 1.00	9.00 basis points
Greater than 1.25 to 1.00, but less than or equal to 1.75 to 1.00	8.00 basis points
Less than or equal to 1.25 to 1.00	7.00 basis points

Changes to the Applicable Facility Fee Rate shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, should have received, pursuant to Section 5.01 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.04 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

“Applicable Margin” shall mean:

(a)    for the period from the Closing Date until the first adjustment date pursuant to clause (b) hereafter, 78.5 basis points for Eurodollar Loans; and

(b)    commencing with the financial statements for FQE April 30, 2019, the number of basis points set forth in the following matrix, based upon the result of the computation of the Leverage Ratio, shall be used to establish the number of basis points that will go into effect on July 1, 2019 and thereafter:

Leverage Ratio	Eurodollar Margin	Base Rate Margin
Greater than 3.25 to 1.00	122.00 basis points	22.00 basis points
Greater than 2.75 to 1.00, but less than or equal to 3.25 to 1.00	100.00 basis points	0.00 basis points
Greater than 2.25 to 1.00, but less than or equal to 2.75to 1.00	90.00 basis points	0.00 basis points
Greater than 1.75 to 1.00, but less than or equal to 2.25 to 1.00	78.50 basis points	0.00 basis points
Greater than 1.25 to 1.00, but less than or equal to 1.75 to 1.00	67.00 basis points	0.00 basis points
Less than or equal to 1.25 to 1.00	58.00 basis points	0.00 basis points

Changes to the Applicable Margin shall be effective on the first day of the month following the date upon which Agent received, or, if earlier, Agent should have received, pursuant to Section 5.01 (a) and (b) hereof, the financial statements of the Companies. The above matrix does not modify or waive, in any respect, the requirements of Section 5.04 hereof, the rights of Agent and the Banks to charge the Default Rate, or the rights and remedies of Agent and the Banks pursuant to Articles VII and VIII hereof.

“Assignment Agreement” shall mean an Assignment and Assumption Agreement in the form of the attached Exhibit E.

“Augmenting Bank” has the meaning provided in Section 2.07(b) hereof.

“Authorized Officer” shall mean (i) in the case of Nordson, its chief executive officer, its chief financial officer, its treasurer, or any vice president of Nordson designated as an “Authorized Officer” of Nordson for the purpose of this Agreement in an Officer’s Certificate executed by Nordon’s chief executive officer or chief financial officer and delivered to the Agent and (ii) in the case of the Agent or any Bank, any vice president, senior vice president or person holding an equivalent or greater title of the Agent or any Bank. Any action taken under this Agreement on behalf of Nordson by any individual who on or after the date of this Agreement shall have been an Authorized Officer of Nordson and whom Agent or any Bank in good faith believes to be an Authorized Officer of Nordson at the time of such action shall be binding on Nordson even though such individual shall have ceased to be an Authorized Officer of Nordson, and any action taken under this Agreement on behalf of the Agent or any Bank by any individual who on or after the date of this Agreement shall have been an Authorized Officer of the Agent or such Bank and whom Nordson in good faith believes to be an Authorized Officer of the Agent or such Bank at the time of such action shall be binding on the Agent or such Bank even though such individual shall have ceased to be an Authorized Officer of the Agent or such Bank.

“Bail-In Action” shall mean the exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

“Bail-In Legislation” shall mean, with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

“Bank” has the meaning set forth in the first paragraph of this Agreement and, in the case of any Bank who elects to make Loans to a Foreign Borrower through a branch or affiliate in accordance with Section 3.06 hereof, the term “Bank” shall include such branch or affiliate where appropriate.

“Base Rate” shall mean a rate per annum equal to the greatest of (a) the Prime Rate, (b) one-half of one percent (½%) in excess of the Federal Funds Effective Rate, and (iii) the then-applicable LIBOR Rate for one month interest periods, plus 1.00% per annum. Any change in the Base Rate shall be effective immediately from and after such change in the Base Rate.

“Base Rate Loan” shall mean a Loan described in Section 2.01 hereof on which Borrowers shall pay interest at a rate based on the Base Rate.

“Beneficial Owner” shall have the meaning set forth in 31 C.F.R. §1010.230.

“Benefit Plan” shall mean any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan”.

“Borrower” shall have the meaning set forth in the first paragraph of this Agreement.

“Business Day” shall mean a day of the year on which banks are not required or authorized to close in Cleveland, Ohio, and, if the applicable Business Day relates to any Eurodollar Loan, on which dealings are carried on in the London interbank eurodollar market, and, if the applicable Business Day relates to any Alternate Currency Loan, on which commercial banks are open for international business (including the clearing of currency transfer in the relevant Alternate Currency) in the principal financial center of the home country of such Alternate Currency.

“Cash Equivalent” shall mean any debt instrument that would be deemed a cash equivalent in accordance with GAAP.

“Certificate of Beneficial Ownership” means, for each Borrower, a certificate in form and substance acceptable to the Agent (as amended or modified by Agent from time to time in its sole discretion), certifying, among other things, the Beneficial Owner of such Borrower.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, that is enacted, adopted or issued after the date hereof.

“Change of Control” shall mean (a) the acquisition of, or, if earlier, the shareholder or director approval of the acquisition of, ownership or voting control, directly or indirectly, beneficially or of record, on or after the Closing Date, by any Person or group (within the meaning of Rule 13d-3 of the Exchange Act) other than the Current Management Team, of shares representing more than fifty percent (50%) of the aggregate ordinary Voting Power represented by the issued and outstanding capital stock of Nordson; (b) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Nordson by persons who were neither (i) nominated by the board of directors of Nordson nor (ii) appointed by directors so nominated; or (c) the occurrence of a change of control, or other similar provision, as defined in any Material Indebtedness Agreement.

“CIP Regulations” shall mean the meaning provided in Section 9.11 hereof.

“Closing Date” shall mean the effective date of this Agreement, which date is April 30, 2019.

“Co-Documentation Agents” shall mean Wells Fargo Bank, National Association, Citizens Bank, National Association and Bank of America, N.A.

“Co-Syndication Agents” shall mean JPMorgan Chase Bank, N.A. and PNC Bank, National Association

“Code” shall mean the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated thereunder.

“Commitment” shall mean the obligation hereunder of the Banks to make Revolving Loans during the Commitment Period pursuant to the Revolving Commitments up to the Total Commitment Amount.

“Commitment Percentage” shall mean, at any time for any Bank, a percentage obtained by dividing such Bank’s Revolving Commitment by the Total Commitment Amount. The Commitment Percentage for each Bank as of the Closing Date is set forth opposite such Bank’s name under the column headed “Commitment Percentage” as described in Schedule 1-A hereto.

“Commitment Period” shall mean the period from the Closing Date to April 30, 2024, or such earlier date on which the Commitment shall have been terminated pursuant to Article VIII hereof.

“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Company” shall mean Nordson or a Subsidiary.

“Companies” shall mean Nordson and all its Subsidiaries.

“Compliance Certificate” shall mean a certificate, substantially in the form of the attached Exhibit D.

“Connection Income Taxes” shall mean Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consideration” shall mean, in connection with an Acquisition, the aggregate consideration paid, including borrowed funds, cash, the issuance of securities or notes, the assumption or incurring of liabilities (direct or contingent), the payment, in excess of fair and reasonable amounts, of consulting fees or fees for a covenant not to compete and any other consideration paid for the purchase.

“Consolidated” shall mean the resultant consolidation of the financial statements of Nordson and its Subsidiaries in accordance with GAAP, including principles of consolidation consistent with those applied in preparation of the consolidated financial statements referred to in Section 5.01(a) and (b) hereof.

“Consolidated Depreciation and Amortization Charges” shall mean, for any period, the aggregate of all depreciation and amortization charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business of Nordson or any of its Subsidiaries for such period, all as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated EBIT” shall mean, for any period, on a Consolidated basis and in accordance with GAAP, Consolidated Net Earnings for such period plus the aggregate amounts deducted in determining such Consolidated Net Earnings in respect of (a) income taxes, (b) Consolidated Interest Expense, and (c) any non-cash charges.

“Consolidated EBITDA” shall mean, for any period, Consolidated EBIT plus Consolidated Depreciation and Amortization Charges.

“Consolidated Interest Expense” shall mean, for any period, the interest expense of Nordson for such period, as determined on a Consolidated basis and in accordance with GAAP, and shall include that portion of the expenses of a Permitted Receivables Facility that would be the equivalent to interest expense if a Borrower obtained funding in a manner that would give rise to interest expense, in an amount approximately equal to the amount of the Permitted Receivables Facility.

“Consolidated Net Earnings” shall mean, for any period, the net income (loss) of Nordson for such period, as determined on a Consolidated basis and in accordance with GAAP.

“Consolidated Total Assets” shall mean the book value of all assets of Nordson and its Subsidiaries, as determined on a Consolidated basis and in accordance with GAAP, based upon the financial statements of Nordson for the most recently completed fiscal quarter.

“Consolidated Trailing EBITDA” shall mean the sum of (a) Consolidated EBITDA, plus (b)(i) without duplication, the EBITDA of Subsidiaries acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such EBITDA of Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent minus (ii) the EBITDA of Subsidiaries disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Consolidated Trailing Interest Expense” shall mean the sum of (a) Consolidated Interest Expense, plus (b)(i) without duplication, the interest expense of Subsidiaries acquired by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters to the extent that such interest expense of such Subsidiaries acquired is confirmed by audited financial or other information (which other information need not be audited or auditable) satisfactory to the Agent, minus (ii) the interest expense of Subsidiaries disposed of by Nordson and its Subsidiaries during the most recently completed four (4) fiscal quarters.

“Controlled Group” shall mean Nordson and each Person required to be aggregated with Nordson under Code Sections 414(b), (c), (m) or (o).

“Current Management Team” shall mean any group comprised of the chief executive officer, the chief operating officer, the chief financial officer and other senior management of Nordson (or any combination thereof) as in place on the Closing Date, and their respective spouses and children (and/or trusts of which the only beneficiaries are such members of senior management and their respective spouses and children) or any “group” (within the meaning of Rule 13d under the Exchange Act) that includes at least three (3) of such members of senior management, together with their “affiliates” and “associates” (within the meaning of Rule 12b-2 under the Exchange Act).

“Debt” shall mean, collectively, all Indebtedness incurred by Borrowers to Agent and the Banks pursuant to this Agreement and includes the principal amount of and interest (including any interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allocable in such proceeding) on all Loans and each extension, renewal or refinancing thereof in whole or in part, the facility fees, other fees and any prepayment fees and other amounts payable hereunder; provided, however, that Debt shall not include any Excluded Swap Obligations.

“Debtor Relief Laws” shall mean the Bankruptcy Code of the United States of America, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect.

“Default” shall mean any of the events specified in Article VII, whether or not any requirement for such event to become an Event of Default has been satisfied.

“Defaulting Bank” shall mean, subject to Section 2.10(b), any Bank that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Bank notifies the Agent and the Borrowers in writing that such failure is the result of such Bank’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, any Swing Line Bank or any other Bank any other amount required to be paid by it hereunder (including in respect of its participation in Swing Loans) within two Business Days of the date when due, (b) has notified the Borrowers, the Agent or Swing Line Bank in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect(unless such writing or public statement relates to such Bank’s obligation to fund a Loan hereunder and states that such position is based on such Bank’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied, (c) has failed, within three Business Days after written request by the Agent or the Borrowers, to confirm in writing to the Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Bank shall cease to be a Defaulting Bank pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity or (e) has become the subject of a Bail-In Action; provided that a Bank shall not be a Defaulting Bank solely by virtue of the ownership or acquisition of any equity interest in that Bank or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Bank with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Bank (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Bank. Any reasonable determination by the Agent that a Bank is a Defaulting Bank under any one or more of clauses (a) through (d) above shall be conclusive and binding absent manifest error, and such Bank shall be deemed to be a Defaulting Bank (subject to Section 2.10(B)) upon delivery of written notice of such determination to the Borrower, each Swing Line Bank and each Bank.

“Default Rate” shall mean, with respect to any Loan, a rate per annum equal to two percent (2%) in excess of the rate otherwise applicable thereto, and, with respect to any other amount, if no rate is specified or available, then two percent (2%) in excess of the Base Rate.

“Depreciation and Amortization Charges” shall mean, with respect to any Person for any period, in accordance with GAAP, the aggregate of all such charges for fixed assets, leasehold improvements and general intangibles (specifically including goodwill) of such Person as well as impairments thereof and any losses traced to the write-off of goodwill, fixed assets, leasehold improvements and general intangibles associated with the disposal or exiting of a business by such Person for such period.

“Derived Base Rate” shall mean, with respect to a Base Loan, a rate per annum equal to the sum of (a) the Base Rate, plus (b) the Base Rate Margin set forth in the definition of “Applicable Margin” (from time to time in effect).

“Derived Fixed Rate” shall mean (a) with respect to a Eurodollar Loan, a rate per annum equal to the sum of the Eurodollar Margin set forth in the definition of “Applicable Margin” (from time to time in effect) plus the Adjusted LIBOR Rate, or (b) with respect to an Alternate Currency Loan, a rate per annum equal to the sum of the Eurodollar Margin set forth in the definition of “Applicable Margin” (from time to time in effect) plus the Adjusted LIBOR Rate applicable to the relevant Alternate Currency, plus if applicable, the Mandatory Cost (in the case of an Alternate Currency Loan which is lent from a lending office in the United Kingdom).

“Derived Swing Loan Rate” shall mean a rate per annum equal to (a) Agent’s costs of funds as quoted to Nordson by Agent in a manner consistent with the methodology agreed to between the Agent and Nordson, with such quoted costs of funds to be subject to acceptance by Nordson, plus (b) the Eurodollar Margin set forth in the definition of “Applicable Margin” (from time to time in effect).

“Dollar” and the sign “$” shall mean lawful money of the United States of America.

“Dollar Equivalent” of (a) an Alternate Currency Loan, shall mean the Dollar equivalent of the amount of such Alternate Currency Loan, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date two (2) Business Days before the date of such Alternate Currency Loan, for the purchase of the relevant Alternate Currency with Dollars for delivery on the date of such Alternate Currency Loan, and (b) any other amount, shall mean the Dollar equivalent of such amount, determined by Agent on the basis of its spot rate at approximately 11:00 A.M. London time on the date for which the Dollar equivalent amount of such amount is being determined, for the purchase of the relevant Alternate Currency with Dollars for delivery on such date; provided, however, that, in calculating the Dollar Equivalent for purposes of determining (i) a Borrower’s obligation to prepay Loans pursuant to Section 2.09 hereof, or (ii) a Borrower’s ability to request additional Loans pursuant to the Commitment, Agent may, in its discretion, on any Business Day (prior to payment in full of the Debt) selected by Agent, calculate the Dollar Equivalent of each such Loan. Agent shall notify Borrowers of the Dollar Equivalent of such Alternate Currency Loan or any other amount at the time that Dollar Equivalent is determined.

“Domestic Company” shall mean Nordson or a Domestic Subsidiary.

“Domestic Subsidiary” shall mean a Subsidiary that is not a Foreign Subsidiary.

“EBITDA” shall mean for any period, all Net Earnings in accordance with GAAP for such period, plus the aggregate amounts deducted in determining such Net Earnings in respect of (a) income taxes, (b) interest expense, and (c) Depreciation and Amortization Charges, in accordance with GAAP.

“EEA Financial Institution” shall mean (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” shall mean any of the member states of the European Union, Iceland, Liechtenstein and Norway.

“EEA Resolution Authority” shall mean any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Environmental Laws” shall mean all provisions of law, statutes, ordinances, rules, regulations, permits, licenses, judgments, writs, injunctions, decrees, orders, awards and standards promulgated by the government of the United States of America or any other applicable country or sovereignty or by any state or municipality thereof or by any court, agency, instrumentality, regulatory authority or commission of any of the foregoing concerning health, safety and protection of, or regulation of the discharge of substances into, the environment.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated pursuant thereto.

“ERISA Affiliate” shall mean any corporation which is a member of the same controlled group of corporations as Borrower within the meaning of section 414(b) of the Code, or any trade or business which is under common control with Nordson within the meaning of section 414(c) of the Code.

“ERISA Event” shall mean (a) the existence of a condition or event with respect to an ERISA Plan that presents a risk of the imposition of an excise tax or any other liability on a Borrower or of the imposition of a Lien on the assets of Nordson or its Subsidiaries; (b) the engagement by a Controlled Group member in a non-exempt “prohibited transaction” (as defined under ERISA Section 406 or Code Section 4975) or a breach of a fiduciary duty under ERISA that could result in liability to a Borrower; (c) the application by a Controlled Group member for a waiver from the minimum funding requirements of Code Section 412 or ERISA Section 302 or a Controlled Group member is required to provide security under Code Section 401(a)(29) or ERISA Section 307; (d) the occurrence of a Reportable Event with respect to any Pension Plan as to which notice is required to be provided to the PBGC; (e) the withdrawal by a Controlled Group member from a Multiemployer Plan in a “complete withdrawal” or a “partial withdrawal” (as such terms are defined in ERISA Sections 4203 and 4205, respectively); (f) the involvement of, or occurrence or existence of any event or condition that makes likely the involvement of, a Multiemployer Plan in any reorganization under ERISA Section 4241; (g) the failure of an ERISA Plan (and any related trust) that is intended to be qualified under Code Sections 401 and 501 to be so qualified or the failure of any “cash or deferred arrangement” under any such ERISA Plan to meet the requirements of Code Section 401(k); (h) the taking by the PBGC of any steps to terminate a Pension Plan or appoint a trustee to administer a Pension Plan, or the taking by a Controlled Group member of any steps to terminate a Pension Plan; (i) the failure by a Controlled Group member or an ERISA Plan to satisfy any requirements of law applicable to an ERISA Plan; (j) the commencement, existence or threatening of a claim, action, suit, audit or investigation with respect to an ERISA Plan, other than a routine claim for benefits; or (k) any incurrence by or any expectation of the incurrence by a Controlled Group member of any liability for post-retirement benefits under any Welfare Plan, other than as required by ERISA Section 601, et. seq. or Code Section 4980B, that, as to (a) through (k) above, would reasonably be likely to have or result in a Material Adverse Effect.

“ERISA Plan” shall mean an “employee benefit plan” (within the meaning of ERISA Section 3(3)) that a Controlled Group member at any time sponsors, maintains, contributes to, has liability with respect to or has an obligation to contribute to such plan.

“EU Bail-In Legislation Schedule” shall mean the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Eurocurrency Liabilities” shall have the meaning assigned to that term in Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.

“Eurodollar Loan” shall mean a Loan described in Section 2.01 hereof on which Borrowers shall pay interest at a rate based upon the Adjusted LIBOR Rate.

“Event of Default” shall mean any of the events specified in Article VII, provided that there has been satisfied any requirement in connection with such event for the giving of notice, or the lapse of time, or the happening of any further condition, event or act.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Excluded Swap Obligations” shall mean, with respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty Obligations of such Person of, or the grant by such Person of a security interest to secure, such Swap Obligation (or any Guaranty Obligation thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof). If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty Obligation or security interest is or becomes illegal.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Bank, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Bank with respect to an applicable interest in a Loan or Commitment pursuant to a law in effect on the date on which (i) such Bank acquires such interest in the Loan or Commitment (other than pursuant to an assignment request by the Borrower under Section 3.10) or (ii) such Bank changes its lending office, except in each case to the extent that, pursuant to Section 3.03, amounts with respect to such Taxes were payable either to such Bank’s assignor immediately before such Bank became a party hereto or to such Bank immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA. Notwithstanding anything to the contrary contained in this definition, “Excluded Taxes” shall not include any withholding tax imposed at any time on payments made by or on behalf of a Foreign Borrower to any Bank hereunder or under any other Loan Document, provided that such Bank shall have complied with Section 3.02(f).

“Existing Credit Agreement” shall have the meaning given to such term in the recitals.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof.

“Federal Funds Effective Rate” shall mean, for any day, the rate per annum (rounded upward to the nearest one one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York (or any successor) on such day as being the weighted average of the rates on overnight federal funds transactions arranged by federal funds brokers on the previous trading day, as computed and announced by such Federal Reserve Bank (or any successor) in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate” as of the Closing Date.

“Financial Officer” shall mean any of the following officers: chief executive officer, president, vice president-finance, chief financial officer, controller or treasurer. Unless otherwise qualified, all references to a Financial Officer in this Agreement shall refer to a Financial Officer of Nordson.

“Fixed Rate Loan” shall mean a Eurodollar Loan or an Alternate Currency Loan.

“Foreign Borrower” shall mean any Wholly-Owned Subsidiary of Nordson that is also a Foreign Subsidiary of Nordson, that, on or after the Closing Date, has satisfied, in the opinion of the Agent, the requirements of Section 2.03 hereof.

“Foreign Borrower Borrowing Limit” shall mean, at any time, One Hundred Fifty Million Dollars ($150,000,000) (or its Dollar Equivalent in Alternate Currency).

“Foreign Bank” shall mean (a) if the Borrower is a U.S. Person, a Bank that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Bank that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Foreign Subsidiary” shall mean a Subsidiary that is organized outside of the United States.

“FQE April 30” shall mean, for any fiscal year of Nordson, Nordson’s fiscal quarter of such year ending on or about April 30.

“FQE January 31” shall mean, for any fiscal year of Nordson, Nordson’s fiscal quarter of such year ending on or about January 31.

“FQE July 31” shall mean, for any fiscal year of Nordson, Nordson’s fiscal quarter of such year ending on or about July 31.

“FQE October 31” shall mean, for any fiscal year of Nordson, Nordson’s fiscal quarter of such year ending on or about October 31.

“Fronting Exposure” shall mean, at any time there is a Defaulting Bank, with respect to any Swing Line Bank, such Defaulting Bank’s Applicable Percentage of outstanding Swing Loans made by such Swing Line Bank other than Swing Loans as to which such Defaulting Bank’s participation obligation has been reallocated to other Banks.

“GAAP” shall have the meaning given to such term in Section 1.02.

“Governmental Authority” shall mean the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” shall mean a Person that pledges its credit or property in any manner for the payment or other performance of the indebtedness, contract or other obligation of another and includes (without limitation) any guarantor (whether of payment or of collection), surety, co-maker or co-borrower, endorser or Person that agrees conditionally or otherwise to make any purchase, loan or investment in order thereby to enable another to prevent or correct a default of any kind.

“Guarantor of Payment” shall mean any Subsidiary that executes and delivers a Guaranty of Payment on or after the Closing Date, or any other Person that shall deliver a Guaranty of Payment to the Agent or any Bank on or after the Closing Date.

“Guaranty Obligations” shall mean as to any Person (without duplication) any obligation of such Person guaranteeing any Indebtedness (“primary Indebtedness”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary Indebtedness or any property constituting direct or indirect security therefore; (ii) to advance or supply funds for the purchase or payment of any such primary Indebtedness or to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary Indebtedness of the ability of the primary obligor to make payment of such primary Indebtedness; or (iv) otherwise to assure or hold harmless the owner of such primary Indebtedness against loss in respect thereof, provided, however, that the definition of Guaranty Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guaranty Obligation shall be deemed to be an amount equal to the then stated or determinable amount of the primary Indebtedness in respect of which such Guaranty Obligation is made or, if not stated or determinable, the then maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder).

“Guaranty of Payment” shall mean (a) in the case of a guaranty by Nordson, a guaranty in the form and substance attached hereto as Exhibit F duly completed to the reasonable satisfaction of the Agent, and (b) in the case of any Subsidiary, a guaranty substantially similar to Exhibit F attached hereto modified to the reasonable satisfaction of the Agent to reflect the nature of it as a subsidiary guaranty.

“including” shall mean, unless the context clearly requires otherwise, “including without limitation”, whether or not so stated

“Increasing Bank” has the meaning provided in Section 2.07(b) hereof.

“Indebtedness” shall mean, for Nordson or any Subsidiary (excluding in all cases trade payables payable in the ordinary course of business by Nordson or such Subsidiary), without duplication, (a) all obligations to repay borrowed money, direct or indirect, incurred, assumed, or guaranteed, (b) all obligations for the deferred purchase price of capital assets, in each case, incurred outside of the ordinary course of business, (c) all obligations under conditional sales or other title retention agreements (other than a true consignment), in each case, incurred outside of the ordinary course of business, (d) all current obligations (contingent or otherwise) under any letter of credit or banker’s acceptance (other than commercial, trade or other letters of credit entered into in connection with customer or supplier relationships in the ordinary course business), (e) all synthetic leases, (f), all obligations of Nordson or such Subsidiary with respect to the repurchase of assets under asset securitization financing programs, including but not limited to, the Permitted Receivables Facility, (g) all material obligations arising outside the ordinary course of business to advance funds to, or to purchase assets, property or services from, any other Person in order to maintain the financial condition of such Person, and (h) all Guaranty Obligations.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in (a), Other Taxes.

“Interest Adjustment Date” shall mean the last day of each Interest Period.

“Interest Coverage Ratio” shall mean, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a) Consolidated Trailing EBITDA to (b) Consolidated Trailing Interest Expense, as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.

“Interest Period” shall mean, with respect to a Fixed Rate Loan, a period of one (1), two (2), three (3) or six (6) months, as selected by a Borrower in accordance with Section 2.02 hereof, commencing on the applicable date of borrowing or conversion of such Fixed Rate Loan and on each Interest Adjustment Date with respect thereto; provided, however, that if any such period would be affected by a reduction in the Commitment as provided in Section 2.07 hereof, prepayment or conversion rights or obligations as provided in Section 2.01 or 3.05 hereof, or maturity of Fixed Rate Loans as provided in Section 2.01 hereof, such Borrower shall not select a period that extends beyond the date of such reduction, prepayment, conversion or maturity;

provided, further, that, if (a) such Borrower fails to select a new Interest Period with respect to an outstanding Eurodollar Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Eurodollar Loan, such Borrower shall be deemed to have converted such Eurodollar Loan to a Base Rate Loan at the end of the then current Interest Period, or (b) such Borrower fails to select a new Interest Period with respect to an outstanding Alternate Currency Loan at least three (3) Business Days prior to the Interest Adjustment Date applicable to such Alternative Currency Loan, such Alternate Currency Loan shall be repaid on the last day of the applicable Interest Period.

“Leverage Ratio” shall mean, at any time, for the most recently completed four (4) fiscal quarters of Nordson, on a Consolidated basis and in accordance with GAAP, the ratio of (a)(i) Total Indebtedness minus (ii) the aggregate amount of cash, Cash Equivalents and other marketable securities of Nordson and its Subsidiaries that are not subject to a Lien (other than a Lien in favor of the Agent for the benefit of the Banks) as set forth on the financial statements of Nordson and its Subsidiaries for the most recently completed fiscal quarter to (b) Consolidated Trailing EBITDA, all as determined as of the conclusion of most recently completed fiscal quarter in accordance with Nordson’s customary financial reporting practices.

“Leverage Ratio Step-Up Period” means the fiscal quarter in which a Material Acquisition Event occurs and the next following three consecutive fiscal quarter periods of Nordson.

“LIBOR Rate” shall mean:

(a)    with respect to a Eurodollar Loan, for any Interest Period, the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately 11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Eurodollar Loan, as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for Dollar deposits in immediately available funds with a maturity comparable to such Interest Period. In the event that such rate quotation is not available for any reason, then the rate for purposes of this subpart (a) shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in Dollars for the relevant Interest Period and in the amount of the Eurodollar Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an Affiliate of Agent, in Agent’s discretion) by prime banks in any Eurodollar market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period pertaining to such Eurodollar Loan hereunder; provided, that, if such rate is below zero, LIBOR Rate will be deemed to be zero for purposes of this Agreement; and

(b)    with respect to an Alternate Currency Loan, for any Interest Period, the per annum rate of interest, determined by Agent in accordance with its usual procedures (which determination shall be conclusive absent manifest error) as of approximately

11:00 A.M. (London time) two (2) Business Days prior to the beginning of such Interest Period pertaining to such Alternate Currency Loan, equal to the London Interbank offered rate administered by the ICE Benchmark Administration as provided by Reuters (or, if for any reason such rate is unavailable from Reuters, from any other similar company or service that provides rate quotations comparable to those currently provided by Reuters) as the rate in the London interbank market for deposits in the relevant Alternate Currency in immediately available funds with a maturity comparable to such Interest Period. In the event that such rate quotation is not available for any reason, then the rate for purposes of this subpart (b) shall be the average (rounded upward to the nearest 1/16th of 1%) of the per annum rates at which deposits in immediately available funds in the relevant Alternate Currency for the relevant Interest Period and in the amount of the Alternate Currency Loan to be disbursed or to remain outstanding during such Interest Period, as the case may be, are offered to Agent (or an Affiliate of Agent, in Agent’s discretion) by prime banks in any Alternate Currency market reasonably selected by Agent, determined as of 11:00 A.M. (London time) (or as soon thereafter as practicable), two (2) Business Days prior to the beginning of the relevant Interest Period pertaining to such Alternate Currency Loan hereunder; provided, that, if such rate is below zero, LIBOR Rate will be deemed to be zero for purposes of this Agreement and to the extent a comparable or successor rate is approved by the Agent in connection with any rate set forth in this definition, the approved rate shall be applied in a manner consistent with market practice; provided, further that to the extent such market practice is not administratively feasible for the Agent, such approved rate shall be applied in a manner as otherwise reasonably determined by the Agent.

“Lien” shall mean any mortgage, security interest, lien (statutory or other), charge, encumbrance on, pledge or deposit of, or conditional sale, leasing, sale with a right of redemption or other title retention agreement and any capitalized lease with respect to any (real or personal) or asset.

“Loan” shall mean a Revolving Loan or a Swing Loan.

“Loan Documents” shall mean, collectively, this Agreement, each Note, each Guaranty of Payment, the Agent Fee Letter, the Nordson Guaranty and any other documents relating to any of the foregoing, as any of the foregoing may from time to time be amended, restated or otherwise modified or replaced.

“Loan Party” shall mean each Borrower and each Guarantor.

“Mandatory Cost” shall mean, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1-B hereto.

“Material Acquisition Event” means any time when (a) any Company consummates an Acquisition, the Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000), or (b) any Company or the Companies consummate one or more Acquisitions over a period of no more than ninety (90) days, the aggregate Consideration for which is greater than or equal to One Hundred Million Dollars ($100,000,000).

“Material Adverse Effect” shall mean a material adverse effect on (a) the business, operations, property or condition (financial or otherwise) of Nordson and its Subsidiaries taken as a whole, or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights and remedies of the Agent of the Banks hereunder or thereunder.

“Material Indebtedness Agreement” shall mean any debt instrument, lease (capital, operating or otherwise), guaranty, contract, commitment, agreement or other arrangement evidencing any Indebtedness of Nordson or any Subsidiary in an amount equal to or greater than the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to five percent (5%) of Consolidated Total Assets.

“Multiemployer Plan” shall mean a Pension Plan that is subject to the requirements of Subtitle E of Title IV of ERISA.

“Net Earnings” shall mean, for any period, the net income (loss) for such period, determined in accordance with GAAP.

“Non-Consenting Bank” shall mean any Bank that does not approve any consent, waiver or amendment that (i) requires the approval of all affected Banks in accordance with the terms of Section 10.03 and (ii) has been approved by the Required Banks.

“Non-Defaulting Bank” shall mean, at any time, each Bank that is not a Defaulting Bank at such time.

“Non-Increasing Bank” has the meaning provided in Section 2.07(b) hereof.

“Nordson” shall have the meaning provided in the first paragraph hereof.

“Note” shall mean any Revolving Note, the Swing Line Note or any other note delivered pursuant to this Agreement.

“Nordson” shall have the meaning provided in the first paragraph hereof.

“Nordson Guaranty” shall mean a Guaranty of Payment in the form of the attached Exhibit F.

“Notice of Loan” shall mean a Notice of Loan in the form of the attached Exhibit C.

“Obligor” shall mean (a) a Person whose credit or any of whose property is pledged to the payment of the Debt and includes, without limitation, any Guarantor, and (b) any signatory to a Related Writing.

“Organizational Documents” shall mean, with respect to any Person (other than an individual), such Person’s Articles (Certificate) of Incorporation, or equivalent formation documents, and Regulations (Bylaws), or equivalent governing documents, and any amendments to any of the foregoing.

“Other Connection Taxes” shall mean, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 3.10).

“Participant” shall have the meaning provided to such term in clause (c) of Section 10.11.

“Participant Register” shall have the meaning specified in clause (c) of Section 10.11.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor or replacement entity thereto under ERISA.

“Pension Plan” shall mean an ERISA Plan that is a “pension plan” (within the meaning of ERISA Section 3(2)).

“Permitted Receivables Facility” shall mean an accounts receivable facility whereby Nordson or its Subsidiaries sell or transfer the accounts receivables of Nordson or its Subsidiaries to the Receivables Subsidiary which in turn transfers to a buyer, purchaser or lender undivided fractional interests in such accounts receivable, so long as (a) no portion of the Indebtedness or any other obligation (contingent or otherwise) under such Permitted Receivables Facility is guaranteed by Nordson or any Subsidiary, (b) there is no recourse or obligation to Nordson or any Subsidiary (other than the Receivables Subsidiary) whatsoever other than pursuant to customary representations, warranties, covenants and indemnities entered into in the ordinary course of business in connection with such Permitted Receivables Subsidiary, and (c) neither Nordson nor any Subsidiary (other than the Receivables Subsidiary) provides, either directly or indirectly, any other credit support of any kind (excluding credit insurance or similar third party credit support obtained in the ordinary course of business) in connection with such Permitted Receivables Facility other than as set forth in subpart (b) of this definition.

“Person” shall mean any individual, sole proprietorship, partnership, joint venture, unincorporated organization, corporation, limited liability company, institution, trust, estate, government or other agency or political subdivision thereof or any other entity.

“Plan” shall mean any employee pension benefit plan (as such term is defined in section 3 of ERISA) which is or has been established or maintained, or to which contributions are or have been made, by Nordson or any ERISA Affiliate.

“Prime Rate” shall mean the interest rate established from time to time by Agent as Agent’s prime rate, whether or not such rate is publicly announced; the Prime Rate may not be the lowest interest rate charged by Agent for commercial or other extensions of credit. Each change in the Prime Rate shall be effective immediately from and after such change.

“Priority Indebtedness” shall mean, without duplication, the sum of (a) all Indebtedness of Subsidiaries and (b) all Indebtedness of Nordson secured by any Liens permitted by Section 5.06(g).

“PTE” shall mean a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Receivables Related Assets” shall mean accounts receivable, instruments, chattel paper, obligations, general intangibles and other similar assets, in each case relating to receivables subject to the Permitted Receivables Facility, including interests in merchandise or goods, the sale or lease of which gave rise to such receivables, related contractual rights, guaranties, insurance proceeds, collections and proceeds of all of the foregoing.

“Receivables Subsidiary” shall mean a Wholly-Owned Subsidiary of Nordson that is established as a “bankruptcy remote” Subsidiary for the sole purpose of acquiring and selling accounts receivable under the Permitted Receivables Facility and that shall not engage in any activities other than in connection with the Permitted Receivables Facility.

“Recipient” shall mean (a) the Agent and (b) any Bank, as applicable.

“Related Writing” shall mean each Loan Document and any other assignment, mortgage, security agreement, guaranty agreement, subordination agreement, financial statement, audit report or other writing furnished by any Borrower, any Subsidiary or any Obligor, or any of their respective officers, to the Banks pursuant to or otherwise in connection with this Agreement.

“Reportable Event” shall mean a reportable event as that term is defined in Title IV of ERISA, except actions of general applicability by the Secretary of Labor under Section 110 of such Act.

“Required Banks” shall mean the holders of more than 50% of the Total Commitment Amount or, if any borrowing hereunder, the holders of greater than fifty percent (50%) of the aggregate principal amount of those outstanding Loans (other than the Swing Line Loan). The Revolving Exposure of any Defaulting Bank shall be disregarded in determining Required Banks at any time. Notwithstanding the foregoing, any amendment, consent or waiver resulting in treatment of any Defaulting Bank disproportionately adversely to other Banks shall require the consent of such Defaulting Bank.

“Reserve Percentage” shall mean for any day that percentage (expressed as a decimal) that is in effect on such day, as prescribed by the Board of Governors of the Federal Reserve System (or any successor) for determining the maximum reserve requirement (including, without limitation, all basic, supplemental, marginal and other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) for a member bank of the Federal Reserve System in Cleveland, Ohio, in respect of Eurocurrency Liabilities. The Adjusted LIBOR Rate shall be adjusted automatically on and as of the effective date of any change in the Reserve Percentage.

“Revolving Commitment” shall mean the obligation hereunder, during the Commitment Period, of (a) each Bank to participate in the making of Revolving Loans up to the aggregate amount set forth opposite such Bank’s name under the column headed “Revolving Commitment Amount” as set forth on Schedule 1-A hereto (or such lesser amount as shall be determined pursuant to Section 2.07 hereof), and (b) Agent to make Swing Loans pursuant to the Swing Line Commitment.

“Revolving Exposure” shall mean, at any time, the sum of (a) the aggregate principal Dollar or Dollar Equivalent amount of all Revolving Loans outstanding, and (b) the Swing Line Exposure.

“Revolving Loan” shall mean a loan granted to a Borrower by the Banks in accordance with Section 2.01A hereof.

“Revolving Note” shall mean any Revolving Note executed and delivered pursuant to Section 2.01A hereof.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any European Union member state or Her Majesty’s Treasury of the United Kingdom.

“Sanctioned Country” shall mean, at any time, a region, country or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Crimea, Cuba, Iran, North Korea, Sudan and Syria).

“Sanctioned Person” shall mean, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, the European Union or any European Union member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b).

“SEC” shall mean the United States Securities Exchange Commission.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Subordinated”, as applied to Indebtedness, shall mean that the Indebtedness has been subordinated (by written terms or written agreement being, in either case, in form and substance satisfactory to the Agent and the Required Banks) in favor of the prior payment in full of the Debt.

“Subordinated Indebtedness” shall mean, for Nordson or any Subsidiary any Indebtedness that is Subordinated.

“Subsidiary” of Nordson or any of its Subsidiaries shall mean (i) a corporation more than fifty percent (50%) of the Voting Power of which is owned, directly or indirectly, by Nordson or by one or more other Subsidiaries of Nordson or by Nordson and one or more Subsidiaries of Nordson, (ii) a partnership or limited liability company of which Nordson, one or more other Subsidiaries of Nordson or Nordson and one or more Subsidiaries of Nordson, directly or indirectly, is a general partner or managing member, as the case may be, that, or otherwise, has the power to direct the policies, management and affairs thereof, or (iii) any other Person (other than a corporation) in which Nordson, one or more other Subsidiaries of Nordson or Nordson and one or more Subsidiaries of Nordson, directly or indirectly, has at least a majority interest in the Voting Power or the power to direct the policies, management and affairs thereof.

“Swap Obligation” means, with respect to the Borrowers or any Guarantor, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.

“Swing Line” shall mean the credit facility established by Agent for Nordson in accordance with Section 2.01B hereof.

“Swing Line Bank” shall mean, the Agent, or such other Bank that has purchased a participation in any Swing Loan.

“Swing Line Commitment” shall mean the commitment of Agent to make Swing Loans to Nordson up to the maximum aggregate principal amount at any time outstanding of Seventy-Five Million Dollars ($75,000,000) in accordance with the terms and conditions of the Swing Line.

“Swing Line Exposure” shall mean, at any time, the aggregate principal amount of all Swing Loans outstanding.

“Swing Line Note” shall mean the Swing Line Note executed and delivered pursuant to Section 2.01B hereof.

“Swing Loan” shall mean a loan granted to Nordson by Agent under the Swing Line.

“Swing Loan Maturity Date” shall mean, with respect to any Swing Loan, the earlier of (a) thirty (30) days after the date such Swing Loan is made, or (b) the last day of the Commitment Period.

“Taxes” shall mean all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Commitment Amount” shall mean the principal amount of Eight Hundred Fifty Million Dollars ($850,000,000) (or its Dollar Equivalent in Alternate Currency), or such lesser or greater amount as shall be determined pursuant to Section 2.07 hereof; provided, however, that, for the purposes of determining the Total Commitment Amount, Agent may, in its discretion, calculate the Dollar Equivalent of any Loan on any Business Day selected by Agent.

“Total Indebtedness” shall mean, at any time, on a Consolidated basis, all Indebtedness of Nordson, including, but not limited to, current, long-term and Subordinated Indebtedness, if any, and all Indebtedness under the Permitted Receivables Facility.

“Transactions” means, collectively, (a) the entering into by the Loan Parties and their applicable Subsidiaries of the Loan Documents which they are or are intended to be a party and the funding of the Loans thereunder, and (b) the payment of the fees and expenses incurred in connection with the consummation of the foregoing.

“USA Patriot Act” shall mean the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001.

“U.S. Person” shall mean any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in paragraph (f) of Section 3.02.

“Voting Power” shall mean, with respect to any Person, the exclusive ability to control, through the ownership of shares of capital stock, partnership interests, membership interests or otherwise, the election of members of the board of directors or other similar governing body of such Person, and the holding of a designated percentage of Voting Power of a Person means the ownership of shares of capital stock, partnership interests, membership interests or other interests of such Person sufficient to control exclusively the election of that percentage of the members of the board of directors or similar governing body of such Person.

“Voting Stock” shall mean, with respect to any corporation, partnership or limited liability company (or equivalent of any such entity), any shares of stock, partnership interests or membership interests of such entity whose holders are entitled under ordinary circumstances to vote for the election of directors of such corporation or members of other similar governing body (irrespective of whether at the time stock or interests of any other class or classes shall have or might have voting power by reason of the happening of any contingency).

“Welfare Plan” shall mean an ERISA Plan that is a “welfare plan” within the meaning of ERISA Section 3(l).

“Wholly-Owned Subsidiary” shall mean, with respect to any Person, any corporation, limited liability company or other entity, except for director’s qualifying shares or shares required to be owned individually due to country specific regulations regarding ownership or control of the organization or operation of such entity, all of the securities or other ownership interest of which having ordinary voting power to elect a majority of the board of directors, or other persons performing similar functions, are at the time directly or indirectly owned by such Person.

“Withholding Agent” shall mean any Loan Party and the Agent.

“Write-Down and Conversion Powers” shall mean, with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule.

Section 1.02    Accounting and Legal Principles, Terms and Determinations. All references in this Agreement to “generally accepted accounting principles” or “GAAP” shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof, except that with respect to any leases of any Person that are, or would be, characterized as operating leases in accordance with GAAP on the Closing Date (whether or not such operating leases were in effect on the Closing Date) shall be accounted for as operating leases (and not as capital leases) for purposes of this Agreement regardless of any change in GAAP after the Closing Date that would otherwise require such leases to be characterized as capital leases. Interim financial statements otherwise prepared in accordance with GAAP shall be deemed to comply with such principles subject to year-end adjustments and notwithstanding the absence of footnotes Unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited consolidated financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles applied on a basis consistent with the most recent audited consolidated financial statements of Nordson and its Subsidiaries made available pursuant to clause (b) of Section 5.01 or, if no such statements have been so delivered, the most recent audited financial statements referred to in clause (a) of Section 5.01. Any reference herein to any specific citation, section or form of law, statute, rule or regulation shall refer to such new, replacement or analogous citation, section or form should such citation, section or form be modified, amended or replaced. Any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document). Notwithstanding the foregoing, for purposes of determining compliance with any covenant (including the computation of any financial covenant) contained herein, Indebtedness of the Borrower and its Subsidiaries shall be deemed to be carried at 100% of the outstanding principal amount thereof.

Section 1.03    Terms Generally. The foregoing definitions shall be applicable to the singular and plurals of the foregoing defined terms.

Section 1.04    Divisions. For all purposes under the Loan Documents, in connection with any division or plan or division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

Section 1.05    LIBOR Notification. Section 3.03(b) of this Agreement provides a mechanism for determining an alternative rate of interest in the event that the London interbank offered rate is no longer available or in certain other circumstances. The Agent does not warrant or accept any responsibility for and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate therefor.

ARTICLE II.

AMOUNT AND TERMS OF CREDIT

Section 2.01    Amount and Nature of Credit. Subject to the terms and conditions of this Agreement, each Bank shall participate, to the extent hereinafter provided, in making Loans to Borrowers in such aggregate amount as Borrowers shall request pursuant to the Commitment; provided, however, that in no event shall the aggregate principal amount of all Loans outstanding under this Agreement be in excess of the Total Commitment Amount.

Each Bank, for itself and not one for any other, agrees to participate in Loans made hereunder during the Commitment Period on such basis that immediately after the completion of any borrowing by Borrowers, (a) the aggregate principal amount of Loans (other than Swing Loans) then outstanding made by such Bank shall not be in excess of such Bank’s Revolving Commitment, and (b) the aggregate principal amount of Loans (other than Swing Loans) outstanding made by such Bank shall represent that percentage of the aggregate principal amount then outstanding of all Loans that is such Bank’s Commitment Percentage.

Each borrowing (other than Swing Loans) from the Banks hereunder shall be made pro rata according to the respective Commitment Percentages of the Banks. The Loans may be made as Revolving Loans and Swing Loans as follows:

A.    Revolving Loans.

Subject to the terms and conditions of this Agreement, during the Commitment Period, each Bank shall make a Revolving Loan or Revolving Loans to a Borrower in such amount or amounts as such Borrower may from time to time request, but not exceeding in aggregate principal amount at any time outstanding hereunder (i) the Total Commitment Amount, when such Revolving Loans are combined with the Swing Line Exposure and (ii) in the case of any Loans made to a Foreign Borrower, the Foreign Borrower Borrowing Limit. Each Borrower shall have the option, subject to the terms and conditions set forth herein, to borrow Revolving Loans, maturing on the last day of the Commitment Period, by means of any combination of (a) Base Rate Loans, (b) Eurodollar Loans, or (c) Alternate Currency Loans. With respect to each Alternate Currency Loan, subject to the other provisions of this Agreement, each Borrower shall have the right to receive all of the proceeds of such Alternate Currency Loan in an Alternate Currency. Each Alternate Currency Loan shall be made in a single Alternate Currency.

Each Borrower shall pay interest on the unpaid principal amount of Base Rate Loans made to it outstanding from time to time from the date thereof until paid at the Derived Base Rate from time to time in effect. Interest on such Base Rate Loans shall be payable on the last day of each September, December, March and June of each year and at the maturity thereof.

Each Borrower shall pay interest on the unpaid principal amount of each Fixed Rate Loan made to it outstanding from time to time, fixed in advance on the first day of the Interest Period applicable thereto through the last day of the Interest Period applicable thereto (but subject to changes in the Applicable Margin), at the Derived Fixed Rate. Interest on such Fixed Rate Loans shall be payable on each Interest Adjustment Date (provided that if an Interest Period exceeds three (3) months, the interest must be paid every three (3) months, commencing three (3) months from the beginning of such Interest Period).

At the request of a Borrower to Agent, subject to the notice and other provisions of Section 2.02 hereof, the Banks shall convert Base Rate Loans to Eurodollar Loans at any time and shall convert Eurodollar Loans to Base Rate Loans on any Interest Adjustment Date. No Alternate Currency Loan may be converted to a Base Rate Loan or a Eurodollar Loan.

The obligation of each Borrower to repay Revolving Loans made to it by each Bank pursuant to this Section 2.01A and to pay interest thereon shall be evidenced by a Revolving Note of each Borrower in the form of Exhibit A hereto, payable to the order of such Bank in the principal amount of its Revolving Commitment. Subject to the provisions of this Agreement, Borrowers shall be entitled under this Section 2.01A to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period. Notwithstanding anything in this Agreement to the contrary, each Foreign Borrower shall only be liable for the Loans made to it and the other Debt attributable to it and shall not be liable for the Loans or other Debt owing by any other Borrower.

B.    Swing Loans.

Subject to the terms and conditions of this Agreement, during the Commitment Period Agent shall make a Swing Loan or Swing Loans to Nordson in such amount or amounts as Nordson may from time to time request; provided however, that Nordson shall not request any Swing Loan hereunder if, after giving effect thereto, (a) the Revolving Exposure would exceed the Total Commitment Amount, or (b) the Swing Line Exposure would exceed the Swing Line Commitment. Each Swing Loan shall be due and payable on the Swing Loan Maturity Date applicable thereto. Nordson shall not request that more than three (3) Swing Loans be outstanding at any time. Each Swing Loan shall be made in Dollars.

Nordson shall pay interest, for the sole benefit of Agent (and any Bank that has purchased a participation in such Swing Loan), on the unpaid principal amount of each Swing Loan outstanding from time to time from the date thereof until paid at the Derived Swing Loan Rate applicable to such Swing Loan. Interest on each Swing Loan shall be payable on the Swing Loan Maturity Date applicable thereto. Each Swing Loan shall bear interest for a minimum of one (1) day.

The obligation of Nordson to repay the Swing Loans and to pay interest thereon shall be evidenced by a Swing Line Note of Nordson substantially in the form of Exhibit B hereto, dated the Closing Date, and payable to the order of Agent in the principal amount of the Swing Line

Commitment, or, if less, the aggregate unpaid principal amount of Swing Loans made hereunder by Agent. Subject to the provisions of this Agreement, Nordson shall be entitled under this Section 2.01B to borrow funds, repay the same in whole or in part and re-borrow hereunder at any time and from time to time during the Commitment Period.

If Agent so elects, by giving notice to Nordson and the Banks, Nordson agrees that Agent shall have the right, in its reasonable discretion, to require that any Swing Loan be refinanced as a Revolving Loan. Such Revolving Loan shall be a Base Rate Loan unless and until converted by a Borrower to a Eurodollar Loan pursuant to Section 2.01A and Section 2.02 hereof. Upon receipt of such notice by Nordson, Nordson shall be deemed, on such day, to have requested a Revolving Loan in the principal amount of the Swing Loan in accordance with Section 2.01A and Section 2.02 hereof. Each Bank agrees to make a Revolving Loan on the date of such notice, subject to no conditions precedent whatsoever. Each Bank acknowledges and agrees that such Bank’s obligation to make a Revolving Loan pursuant to Section 2.01A when required by this Section 2.01B is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or Event of Default, and that its payment to Agent, for the account of Agent, of the proceeds of such Revolving Loan shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank’s Revolving Commitment shall have been reduced or terminated. Nordson irrevocably authorizes and instructs Agent to apply the proceeds of any borrowing pursuant to this paragraph to repay in full such Swing Loan.

If, for any reason, Agent is unable to or, in the opinion of Agent, it is impracticable to, convert any Swing Loan to a Revolving Loan pursuant to the preceding paragraph, then on any day that a Swing Loan is outstanding (whether before or after the maturity thereof), Agent shall have the right to request that each Bank purchase a participation in such Swing Loan, and Agent shall promptly notify each Bank thereof (by facsimile or telephone, confirmed in writing). Upon such notice, but without further action, Agent hereby agrees to grant to each Bank, and each Bank hereby agrees to acquire from Agent, an undivided participation interest in such Swing Loan in an amount equal to such Bank’s Commitment Percentage of the aggregate principal amount of such Swing Loan. In consideration and in furtherance of the foregoing, each Bank hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to Agent, for its sole account, such Bank’s ratable share of such Swing Loan (determined in accordance with such Bank’s Commitment Percentage). Each Bank acknowledges and agrees that its obligation to acquire participations in Swing Loans pursuant to this Section 2.01B is absolute and unconditional and shall not be affected by any circumstance whatsoever, including, without limitation, the occurrence and continuance of a Default or an Event of Default, and that each such payment shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever and whether or not such Bank’s Revolving Commitment shall have been reduced or terminated. Each Bank shall comply with its obligation under this Section 2.01B by wire transfer of immediately available funds, in the same manner as provided in Section 2.02 hereof with respect to Revolving Loans to be made by such Bank.

Section 2.02    Conditions To Loans. The obligation of the Banks to make, continue or convert any Loan, and of Agent to make any Swing Loan, is conditioned, in the case of each borrowing, conversion or continuation hereunder, upon:

(a)    with respect to Base Rate Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing or conversion, and, with respect to Eurodollar Loans, by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing, conversion or continuation. Agent shall notify each Bank of the date, amount and initial Interest Period (if applicable) promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount in federal or other immediately available funds, required of it. If Agent elects to advance the proceeds of such Loan prior to receiving funds from such Bank, Agent shall have the right, upon prior notice to Borrowers, to debit any account of the appropriate Borrower or otherwise receive from the appropriate Borrower, on demand, such amount, in the event that such Bank fails to reimburse Agent in accordance with this subsection. Agent shall also have the right to receive interest from such Bank at the Federal Funds Effective Rate in the event that such Bank shall fail to provide its portion of the Loan on the date requested and Agent elects to provide such funds;

(b)    with respect to Alternate Currency Loans, receipt by Agent of a Notice of Loan by 11:00 A.M. (Cleveland, Ohio time) three (3) Business Days prior to the proposed date of borrowing. Agent shall notify each Bank of the date, amount, type of currency and initial Interest Period promptly upon the receipt of such notice, and, in any event, by 2:00 P.M. (Cleveland, Ohio time) on the date such notice is received. On the date such Loan is to be made, each Bank shall provide Agent, not later than 3:00 P.M. (Cleveland, Ohio time), with the amount of the applicable Alternate Currency required of it in immediately available funds;

(c)    with respect to Swing Loans, receipt by Agent of a Notice of Loan, such notice to be received by 11:00 A.M. (Cleveland, Ohio time) on the proposed date of borrowing;

(d) a Borrower’s request for (i) a Base Rate Loan shall be in an amount of not less than One Million Dollars ($1,000,000), increased by increments of Five Hundred Thousand Dollars ($500,000); (ii) a Fixed Rate Loan shall be in an amount (or, with respect to an Alternate Currency Loan, the Dollar Equivalent) of not less than Five Million Dollars ($5,000,000), increased by increments of One Million Dollars ($1,000,000) (or, with respect to an Alternate Currency Loan, such approximately comparable amount as shall result in a rounded number of the applicable Alternate Currency); and (iii) a Swing Loan shall be in an amount not less than Five Hundred Thousand Dollars ($500,000);

(e)    the fact that no Default or Event of Default shall then exist or immediately after the making, conversion or continuation of the Loan would exist; and

(f)    solely with respect to the making (but not the conversion or continuation thereof) of any Loan on or after the Closing Date, the fact that each of the representations and warranties contained in Article VI hereof shall be true and correct with the same force and effect as if made on and as of the date of the making of such Loan, except to the extent that any thereof expressly relate to an earlier date.

At no time shall any Borrower request that Fixed Rate Loans be outstanding for more than ten (10) different Interest Periods, or, to the extent there exists any borrowing under this Agreement by a Foreign Borrower, fifteen (15) different Interest Periods, for all Borrowers, at any time, and, if Base Rate Loans are outstanding, then Fixed Rate Loans shall be limited to nine (9) different Interest Periods, or, to the extent there exists any borrowing under this Agreement by a Foreign Borrower, fourteen (14) different Interest Periods, for all Borrowers, at any time.

Each request by a Borrower for the making of a Loan hereunder shall be deemed to be a representation and warranty by such Borrower as of the date of such request as to the facts specified in (f) above.

Each request for a Fixed Rate Loan shall be irrevocable and binding on a Borrower and such Borrower shall indemnify Agent and the Banks against any loss or expense incurred by Agent or the Banks as a result of any failure by such Borrower to consummate such transaction including, without limitation, any loss (including loss of anticipated profits) or expense incurred by reason of liquidation or re-employment of deposits or other funds acquired by the Banks to fund such Fixed Rate Loan. A certificate as to the amount of such loss or expense submitted by the Banks to such Borrower shall be conclusive and binding for all purposes, absent manifest error.

Section 2.03    Addition or Release of Foreign Borrowers.

(a)    At the request of Nordson, a Foreign Subsidiary that is not already a Foreign Borrower may become a Foreign Borrower hereunder, provided that all of the following requirements are met to the satisfaction of the Agent and each Bank: (i) fifteen (15) days prior to the date of such proposed addition of a Foreign Borrower, Nordson shall have provided to Agent a written request that such Foreign Subsidiary be designated as a Foreign Borrower, pursuant to the terms of this Agreement; (ii) such Foreign Subsidiary shall be a Wholly-Owned Subsidiary of Nordson; (iii) Nordson shall have guaranteed the obligations of such Foreign Subsidiary under this Agreement pursuant to the terms of the Nordson Guaranty; (iv) such Foreign Subsidiary shall have executed and delivered to Agent, for delivery to each Bank, a Revolving Note in favor of such Bank; (v) Nordson and such Foreign Subsidiary shall have provided to Agent such corporate governance and authorization documents and an opinion of counsel as may be deemed reasonably necessary by Agent; (vi) the addition of such Foreign Subsidiary as a Borrower under this Agreement will not cause or result in any adverse tax or legal consequences to any Company, Agent or any Bank or be prohibited by law; and (vii) such Foreign Borrower shall have delivered all documentation and other information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the USA Patriot Act and such information is reasonably satisfactory to the Agent and each Bank.

(b) Upon satisfaction by Nordson and any such Foreign Subsidiary of the requirements set forth in subpart (a) above, Agent shall promptly notify each of the banks whereupon such Foreign Subsidiary shall be designated a “Foreign Borrower” pursuant to the terms and conditions of this Agreement, and such Foreign Subsidiary shall become bound by all representations, warranties, covenants, provisions and conditions of this Agreement and each other Loan Document applicable to the Foreign Borrowers as if such Foreign Subsidiary had been the original party making such representations, warranties and covenants.

(c)    So long as (i) no Revolving Exposure shall exist with respect to a Foreign Borrower, and (ii) no Default or Event of Default shall exist or immediately thereafter shall begin to exist, upon written request of Nordson to Agent and the Banks, Agent shall release such Foreign Borrower as a Borrower hereunder. No such release shall be effective until confirmed by Agent to Nordson and the Banks in writing. The Banks hereby authorize Agent to release such Foreign Borrower in accordance with terms and conditions of this Section and agree that Agent may execute and deliver such documents or agreements as Agent shall deem necessary or appropriate in connection therewith.

Section 2.04    Payments, Etc.

(a)    Payments Generally. Each payment made hereunder by a Borrower shall be made without any offset, abatement, recoupment, counterclaim, withholding or reduction whatsoever.

(b)    Payments in Alternate Currency. With respect to any Alternate Currency Loan, all payments (including prepayments) to any Bank of the principal of or interest on such Alternate Currency Loan shall be made in the same Alternate Currency as the original Loan. All such payments shall be remitted by Borrowers to Agent at Agent’s main office (or at such other office or account as designated in writing by Agent to Borrowers) for the account of the Banks not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in same day funds. Any payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(c)    Payments in Dollars. With respect to (i) any Loan (other than an Alternate Currency Loan), or (ii) any other payment to Agent and the Banks that is not covered by subsection (a) hereof, all such payments (including prepayments) to Agent and the Banks of the principal of or interest on such Loan or other payment, including but not limited to principal, interest, fees or any other amount owed by any Borrower under this Agreement, shall be made in Dollars. All payments described in this subsection (b) shall be remitted to Agent at its main office for the account of the Banks not later than 11:00 A.M. (Cleveland, Ohio time) on the due date thereof in immediately available funds. Any such payments received by Agent after 11:00 A.M. (Cleveland, Ohio time) shall be deemed to have been made and received on the next following Business Day.

(d)    Payments Net of Taxes. All payments under this Agreement or any other Loan Document by Borrowers or any other Obligor shall be made absolutely net of, without deduction or offset for, and altogether free and clear of, any and all present and future taxes, levies, deductions, charges and withholdings and all liabilities with respect thereto, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof), excluding income and franchise taxes imposed on any Bank (and withholding relating thereto) other than such income or franchise taxes arising solely from such Bank having executed, delivered or performed its obligations or received a payment under, or enforced the Loan Documents, under the laws of the United States of America or any foreign jurisdiction (or any state or political subdivision thereof). If any Borrower or other Obligor is compelled by law to deduct any such taxes or levies (other than such excluded taxes) or to make any such other deductions, charges or withholdings, then such Borrower or such Obligor, as the case may be, shall pay such additional amounts as may be necessary in order that the net payments after such deduction, and after giving effect to any United States or foreign jurisdiction (or any state or political subdivision thereof) income taxes required to be paid by the Banks in respect of such additional amounts, shall equal the amount of interest provided in Section 2.01 hereof for each Loan plus any principal then due. In each such case, each such Borrower shall provide to the applicable Bank evidence demonstrating that such taxes or levies have been paid.

(e)    Payments to Banks. Upon Agent’s receipt of payments hereunder, Agent shall immediately distribute to each Bank its ratable share, if any, of the amount of principal, interest, and facility and other fees received by it for the account of such Bank. Payments received by Agent in Dollars shall be delivered to the Banks in Dollars in immediately available funds. Payments received by Agent in any Alternate Currency shall be delivered to the Banks in such Alternate Currency in same day funds. Each Bank shall record any principal, interest or other payment, the principal amounts of Base Rate Loans and Fixed Rate Loans, the type of currency for each Loan, all prepayments and the applicable dates, including Interest Periods, with respect to the Loans made, and payments received by such Bank, by such method as such Bank may generally employ; provided, however, that failure to make any such entry shall in no way detract from the obligations of Borrowers under the Notes. The aggregate unpaid amount of Loans, types of Loans, Interest Periods and similar information with respect to such Loans set forth on the records of Agent shall be rebuttably presumptive evidence with respect to such information, including the amounts of principal and interest owing and unpaid with respect to each Loan.

(f)    Timing of Payments. Whenever any payment to be made hereunder, including, without limitation, any payment to be made on any Note, shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall in each case be included in the computation of the interest payable on such Note; provided, however, that, with respect to any Fixed Rate Loan, if the next succeeding Business Day falls in the succeeding calendar month, such payment shall be made on the preceding Business Day and the relevant Interest Period shall be adjusted accordingly.

Section 2.05    Prepayment.

(a)    Right to Prepay.

(i)    Each Borrower shall have the right, at any time or from time to time, to prepay, on a pro rata basis for all of the Banks, all or any part of the principal amount of the Revolving Loans then outstanding, as designated by such Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment; and

(ii)    Each Borrower shall have the right, at any time or from time to time, to prepay, for the benefit of Agent (and any Bank that has purchased a participation in such Swing Loan), all or any part of the principal amount of the Swing Loans then outstanding, as designated by such Borrower, plus interest accrued on the amount so prepaid to the date of such prepayment.

(b)    Prepayment Fees.

(i)    Prepayments of Base Rate Loans shall be without any premium or penalty;

(ii) In any case of prepayment (or, any assignment pursuant to Section 2.07(b)(iii) or Section 3.09(ii)) of a Fixed Rate Loan (whether pursuant to Section 2.05(a), Section 2.07(b) or otherwise), Borrowers agree that if the reinvestment rate with respect to Eurodollars or the Alternate Currency, as the case may be, of such Fixed Rate Loan, as quoted by the money desk of Agent (the “Reinvestment Rate”), shall be lower than the Adjusted LIBOR Rate applicable to the Fixed Rate Loan that is intended to be prepaid (hereinafter, “Last LIBOR”), then the appropriate Borrower shall, upon written notice from Agent, promptly pay to Agent, for the account of each Bank, in immediately available funds, a prepayment fee equal to the product of (A) a rate (the “Prepayment Rate”) which shall be equal to the difference between the Last LIBOR and the Reinvestment Rate, times (B) the prepayment principal amount of the Fixed Rate Loan that is to be prepaid, times (C) (1) the number of days remaining in the Interest Period of the Fixed Rate Loan that is to be prepaid divided by (2) three hundred sixty (360) (or 365/366 days, as applicable, in the case of any Fixed Rate Loan denominated in Pounds Sterling) but no additional premium or penalty shall apply. In addition, such Borrower shall immediately pay directly to Agent, for the account of the Banks, the amount of any additional costs or expenses (including, without limitation, cost of telex, wires, or cables) incurred by Agent or the Banks in connection with the prepayment, upon such Borrower’s receipt of a written statement from Agent; and

(iii)    In the case of prepayment of a Swing Loan, Nordson agrees to pay to Agent, on demand, for any resulting loss, cost or expense of Agent as a result thereof, including, without limitation, any loss incurred in obtaining, liquidating or employing deposits.

(c)    Notice of Prepayment. Borrowers shall give Agent written notice of prepayment of any Base Rate Loan by not later than 11:00 A.M. (Cleveland, Ohio time) on the Business Day such prepayment is to be made and written notice of the prepayment of any Fixed Rate Loan not later than 1:00 P.M. (Cleveland, Ohio time) three (3) Business Days prior to the Business Day on which such prepayment is to be made.

(d)    Minimum Amount. Each prepayment of a Fixed Rate Loan by a Borrower shall be in the aggregate principal amount of not less than Five Million Dollars ($5,000,000) (or, with respect to an Alternate Currency Loan, the Dollar Equivalent of such amount), except in the case of a mandatory prepayment in connection with Section 2.09(a) hereof or Article III hereof.

Section 2.06    Facility and Other Fees.

(a) Nordson shall pay to Agent, for the ratable account of the Banks, as a consideration for each Bank’s Revolving Commitment hereunder, a facility fee from the Closing Date to and including the last day of the Commitment Period, payable quarterly, at a rate per annum equal to (i) the Applicable Facility Fee Rate in effect on the date that such facility fee is due, times (ii) the Total Commitment Amount in effect on such day. The facility fee shall be payable quarterly in arrears, on the last day of each September, December, March and June of each year, and on the last day of the Commitment Period.

(b)    Nordson shall pay to Agent, for its sole benefit, the fees set forth in the Agent Fee Letter.

Section 2.07    Reduction and Increases of Commitment.

(a)    Voluntary Reductions. Nordson may at any time or from time to time permanently reduce in whole or ratably in part the Commitment to an amount not less than the then existing Revolving Exposure by giving Agent not fewer than three (3) Business Days’ notice of such reduction, provided that any such partial reduction shall be in an aggregate amount, for all of the Banks, of not less than Ten Million Dollars ($10,000,000), increased by increments of One Million Dollars ($1,000,000). Agent shall promptly notify each Bank of the date of each such reduction and such Bank’s proportionate share thereof. After each such reduction, the facility fees payable hereunder shall be calculated upon the Revolving Commitments as so reduced. If Nordson reduces in whole the Revolving Commitments, on the effective date of such reduction (the applicable Borrowers having prepaid in full the unpaid principal balance, if any, of the Revolving Loans and the Swing Loans, together with all interest and facility and other fees accrued and unpaid), all of the Revolving Notes shall be delivered to Agent marked “Canceled” and Agent shall redeliver such Revolving Notes to Borrowers. Any partial reduction in the Revolving Commitments shall be effective during the remainder of the Commitment Period.

(b)    Increase in Commitment.

(i)    At any time upon written notice to Agent, Nordson may request that the Total Commitment Amount be increased by an amount not to exceed Five Hundred Million Dollars ($500,000,000) in the aggregate for all such increases from the Closing Date until the last day of the Commitment Period, provided that (A) no Default or Event of Default has occurred and is continuing at the time of such request and on the date of any such increase and (B) Nordson shall have delivered to Agent, together with such written notice, a copy of Nordson’s duly adopted corporate resolutions, in form and substance satisfactory to Agent, that authorize the borrowing of the requested increase in the Total Commitment Amount, which resolutions shall be certified by the Secretary of Nordson as being true, correct, complete and in full force and effect. Upon receipt of any such request, Agent shall deliver a copy of such request to each Bank. Nordson shall set forth in such request the amount of the requested increase in the Total Commitment Amount (which in each case shall be in a minimum amount of Twenty-Five Million Dollars ($25,000,000)) and the date on which such increase is requested to become effective (which shall be not less than 10 Business Days nor more than sixty (60) days after the date of such request and that, in any event, must be at least ninety (90) days prior to the last day of the Commitment Period), and shall offer each Bank the opportunity to increase its Revolving Commitment. Each Bank shall, by notice to Nordson and Agent given not more than ten (10) days after the date of Agent’s notice, either agree to increase its Revolving Commitment by all or a portion of the offered amount (each such Bank so agreeing being an “Increasing Bank”) or decline to increase its Revolving Commitment (and any such Bank that does not deliver such a notice within such period of 10 days shall be deemed to have declined to increase its Revolving Commitment and each Bank so declining or being deemed to have declined being a “Non-Increasing Bank”). If, on the

10th day after Agent shall have delivered notice as set forth above, the Increasing Banks shall have agreed pursuant to the preceding sentence to increase their Revolving Commitments by an aggregate amount less than the increase in the Total Commitment Amount requested by Nordson, Nordson may arrange for one or more banks or other entities that are reasonably acceptable to Agent (each such Person so agreeing being an “Augmenting Bank”) so long as such Augmenting Bank shall have a Revolving Commitment of not less than Ten Million Dollars ($10,000,000), and Nordson and each Augmenting Bank shall execute all such documentation as Agent shall reasonably specify to evidence its Revolving Commitment and/or its status as a Bank with a Revolving Commitment hereunder. Any increase in the Total Commitment Amount may be made in an amount that is less than the increase requested by Nordson if Nordson is unable to arrange for, or chooses not to arrange for, Augmenting Banks, in the full amount. If Increasing Banks and/or Augmenting Banks offer Revolving Commitment increases or new Revolving Commitments, as the case may be, in excess of the aggregate increase amount requested by Nordson, then Agent shall, in consultation with Nordson, determine each such Increasing Bank’s or Augmenting Bank’s percentage of the increased amount.

(ii)    Any increase in the Total Commitment Amount pursuant to this Section 2.07(b) shall not serve to increase the Foreign Borrower Borrowing Limit.

(iii)    Each of the parties hereto agrees that Agent may, in consultation with Nordson, take any and all actions as may be reasonably necessary to ensure that after giving effect to any increase in the Total Commitment Amount pursuant to this Section, the outstanding Revolving Loans (if any) are held by the Banks with Revolving Commitments in accordance with their new Commitment Percentages. This may be accomplished at the discretion of Agent: (w) by requiring the outstanding Loans to be prepaid with the proceeds of new Loans; (x) by causing the Non-Increasing Banks to assign portions of their outstanding Loans to Increasing Banks and Augmenting Banks; (y) by permitting the Loans outstanding at the time of any increase in the Total Commitment Amount pursuant to this Section 2.07(b) to remain outstanding until the last days of the respective Interest Periods therefor, even though the Banks would hold such Loans other than in accordance with their new Commitment Percentages; or (z) by any combination of the foregoing.

Section 2.08    Computation of Interest and Fees; Default Rate. With the exception of Base Rate Loans and Fixed Rate Loans denominated in Pounds Sterling, interest on Loans and facility and other fees and charges hereunder shall be computed on the basis of a year having three hundred sixty (360) days and calculated for the actual number of days elapsed. With respect to Base Rate Loans and Fixed Rate Loans denominated in Pounds Sterling, interest shall be computed on the basis of a year having three hundred sixty-five (365) days or three hundred sixty-six (366) days, as the case may be, and calculated for the actual number of days elapsed. Anything herein to the contrary notwithstanding, if an Event of Default shall occur and be continuing hereunder, at the option of Agent or the Required Banks, the principal of each Loan, the unpaid interest thereon and any other amounts owing hereunder shall bear interest, until paid, at the Default Rate. In no event shall the rate of interest hereunder exceed the maximum rate allowable by law.

Section 2.09    Mandatory Payment.

(a)    If, at any time, (i) the Revolving Exposure shall exceed the Total Commitment Amount or (ii) the aggregate principal amount of Loans made to Foreign Borrowers exceeds the Foreign Borrower Borrowing Limit, then, in each case, the applicable Borrowers shall, as promptly as practicable, but in no event later than the next Business Day, prepay an aggregate principal amount of Loans sufficient to bring the aggregate outstanding principal amount of all such Loans within the Total Commitment Amount or within the Foreign Borrower Borrowing Limit, as the case may be, provided that (x) if the Dollar Equivalent of the amounts of outstanding Revolving Loans denominated in Alternate Currencies has increased as a result of fluctuations in the exchange rate applicable to the relevant Alternate Currency such that the Revolving Exposure exceeds the Total Commitment as then in effect or (y) if the Dollar Equivalent of the aggregate principal amount of Loans made to Foreign Borrowers denominated in Alternate Currencies has increased as a result of fluctuations in the exchange rate applicable to the relevant Alternate Currency such that such principal amount exceeds the Foreign Borrower Borrowing Limit as then in effect, as the case may be, then the applicable Borrowers shall not be obligated to make a prepayment or payover under this Section 2.09(a) unless (1) the amount of Revolving Exposure is 105% or more of the Total Commitment (but any such required prepayment or payover shall be in the full amount of any such excess over 100% of the Total Commitment) or (2) the aggregate principal amount of Loans made to Foreign Borrowers is 105% or more of the Foreign Borrower Borrowing Limit (but any such required prepayment or payover shall be in the full amount of any such excess over 100% of the Foreign Borrower Borrowing Limit), as the case may be.

(b)    Any prepayment of a Fixed Rate Loan pursuant to this Section 2.09 shall be subject to the prepayment fees set forth in Section 2.05 hereof and, if applicable, Article III hereof.

Section 2.10    Defaulting Bank.

(a)    Defaulting Bank Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Bank becomes a Defaulting Bank, then, until such time as such Bank is no longer a Defaulting Bank, to the extent permitted by applicable law:

(i)    Waivers and Amendments. Such Defaulting Bank’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Bank.

(ii)    Defaulting Bank Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Bank (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Agent from a Defaulting Bank pursuant to Section 8.04 shall be applied as follows: first, to the payment of any amounts owing by such Defaulting Bank to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Bank to any Swing Line Bank hereunder; third, as the Borrowers may request (so long as no Default or

Event of Default exists), to the funding of any Loan in respect of which such Defaulting Bank has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fourth, if so determined by the Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Bank’s potential future funding obligations with respect to Loans under this Agreement; fifth, to the payment of any amounts owing to the Banks or Swing Line Banks as a result of any final judgment of a court of competent jurisdiction obtained by any Bank or Swing Line Banks against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; sixth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrowers as a result of any final judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Bank as a result of such Defaulting Bank’s breach of its obligations under this Agreement; and seventh, to such Defaulting Bank or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Bank has not fully funded its appropriate share, and (y) such Loans were made at a time when the conditions set forth in Section 2.02 were satisfied or waived, such payment shall be applied solely to pay the Loans of all Non-Defaulting Banks on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Bank until such time as all Loans and funded and unfunded participations Swing Loans are held by the Banks pro rata in accordance with the Commitments under the applicable Facility. Any payments, prepayments or other amounts paid or payable to a Defaulting Bank that are applied (or held) to pay amounts owed by a Defaulting Bank pursuant to this Section 2.10(a)(ii) shall be deemed paid to and redirected by such Defaulting Bank, and each Bank irrevocably consents hereto.

(iii)    Certain Fees. Each Defaulting Bank shall be entitled to receive a Facility Fee for any period during which that Bank is a Defaulting Bank only to extent allocable to the sum of the outstanding principal amount of the Revolving Loans funded by it.

(iv)    Reallocation of Participations to Reduce Fronting Exposure. All or any part of such Defaulting Bank’s participation in Swing Loans shall be reallocated among the Non-Defaulting Banks in accordance with their respective Applicable Percentages (calculated without regard to such Defaulting Bank’s Commitment) but only to the extent that (x) the conditions set forth in Section 2.02 are satisfied at the time of such reallocation (and, unless the Borrowers shall have otherwise notified the Agent at such time, the Borrowers shall be deemed to have represented and warranted that such conditions are satisfied at such time), and (y) such reallocation does not cause the aggregate Revolving Exposure of any Non-Defaulting Bank to exceed such Non-Defaulting Bank’s Revolving Commitment. No reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Bank arising from that Bank having become a Defaulting Bank, including any claim of a Non-Defaulting Bank as a result of such Non-Defaulting Bank’s increased exposure following such reallocation.

(v)    Repayment of Swing Loans. If the reallocation described in clause (iv) above cannot, or can only partially, be effected, the Borrowers shall, without prejudice to any right or remedy available to it hereunder or under law, prepay Swing Loans in an amount by which the Swing Line Banks’ Fronting Exposure is not so reallocated.

(b)    Defaulting Bank Cure. If the Borrowers, the Agent and each Swing Line Bank agree in writing that a Bank is no longer a Defaulting Bank, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein such Bank will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Banks or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Swing Loans to be held pro rata by the Banks in accordance with the Commitments (without giving effect to Section 2.10(a)(iv), whereupon such Bank will cease to be a Defaulting Bank; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while such Bank was a Defaulting Bank; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Bank to Bank will constitute a waiver or release of any claim of any party hereunder arising from such Bank having been a Defaulting Bank.

(c)    New Swing Loans. So long as any Bank is a Defaulting Bank, the Agent shall fund any Swing Loans up to its Swing Line Commitment, provided that no Swing Line Bank shall incur aggregate credit exposure hereunder with respect to Loans and Swing Line Exposure in excess of its Commitment.

(d)    Termination of Defaulting Bank. The Borrowers may terminate the unused amount of the Commitment of any Bank that is a Defaulting Bank upon not less than five (5) Business Days’ prior notice to the Agent (which shall promptly notify the Banks thereof), and in such event the provisions of Section 2.10(a)(ii) will apply to all amounts thereafter paid by the Borrowers for the account of such Defaulting Bank under this Agreement (whether on account of principal, interest, fees, indemnity or other amounts); provided that (i) no Event of Default shall have occurred and be continuing, and (ii) such termination shall not be deemed to be a waiver or release of any claim the Borrowers, the Agent, the Swing Line Bank or any Bank may have against such Defaulting Bank.

ARTICLE III.

INCREASED CAPITAL; TAXES, ETC.

Section 3.01    Increased Costs.

(a)    Increased Costs Generally. If any Change in Law shall:

(i)    impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement (on a net basis) against assets of, deposits with or for the account of, or credit extended or participated in by, any Bank (except any reserve requirement reflected in the Adjusted LIBOR Rate);

(ii)    subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto;

(iii)    impose on any Bank or the London interbank market any other condition, cost or expense (other than Taxes) affecting this Agreement or Loans made by such Bank or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Bank or such other Recipient of making, converting to, continuing or maintaining any Loan or of maintaining its obligation to make any such Loan, or to increase the cost to such Bank, or such other Recipient of participating in, or to reduce the amount of any sum received or receivable by such Bank or other Recipient hereunder (whether of principal, interest or any other amount) then, upon request of such Bank or other Recipient, the Borrower will pay to such Bank or other Recipient, as the case may be, such additional amount or amounts as will compensate such Bank or other Recipient, as the case may be, for such additional costs incurred or reduction suffered.

(b)    Increased Costs as a result of Mandatory Cost. If any Change in Law shall result in the failure of the Mandatory Cost, as calculated hereunder, to represent the cost to any Bank of complying with the requirements of the Bank of England and/or the Financial Services Authority or the European Central Bank in relation to its making, funding or maintaining any Alternate Currency Loans, then, within fifteen (15) days after demand by such Bank (made within one hundred eighty (180) days of such Bank becoming aware of the reason giving rise to such demand), the appropriate Borrower shall pay to such Bank from time to time on Interest Adjustment Dates with respect to such Fixed Rate Loan, as additional consideration hereunder, additional amounts sufficient to fully compensate and indemnify such Bank for such increased cost or reduced amount, assuming (which assumption such Bank need not corroborate) such additional cost or reduced amount was allocable to such Fixed Rate Loan. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank.

(c)    Certificates for Reimbursement. A certificate of a Bank setting forth the amount or amounts necessary to compensate such Bank or its holding company, as the case may be, as specified in paragraph (a) of this Section and delivered to the Borrower, shall be conclusive absent manifest error. The Borrower shall pay such Bank, the amount shown as due on any such certificate within 10 days after receipt thereof.

(d)    Delay in Requests. Failure or delay on the part of any Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Bank notifies the Borrower of the Change in Law giving rise to such increased costs or reductions, and of such Bank’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

Section 3.02    Tax Law, Etc.

(a)    Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrowers under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrowers shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b)    Payment of Other Taxes by the Borrower. The Borrowers shall timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c)    Indemnification by the Borrower. The Borrowers shall jointly and severally indemnify each Recipient, within 10 days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Bank (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Bank, shall be conclusive absent manifest error.

(d)    Indemnification by the Banks. Each Bank shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Bank (but only to the extent that the Borrowers have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Borrowers to do so), (ii) any Taxes attributable to such Bank’s failure to comply with the provisions of Section 10.10 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Bank, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Bank by the Agent shall be conclusive absent manifest error. Each Bank hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Bank under any Loan Document or otherwise payable by the Agent to the Bank from any other source against any amount due to the Agent under this paragraph (d).

(e)    Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrowers to a Governmental Authority pursuant to this Section 3.03, the Borrowers shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f)    Status of Banks. (i) Any Bank that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrowers and the Agent, at the time or times reasonably requested by the Borrowers or the Agent, such properly completed and executed documentation reasonably requested by the Borrowers or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Bank, if reasonably requested by the Borrowers or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Borrowers or the Agent as will enable the Borrowers or the Agent to determine whether or not such Bank is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 3.03(f), (ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Bank’s reasonable judgment such completion, execution or submission would subject such Bank to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Bank.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,

(A) any Bank that is a U.S. Person shall deliver to the Borrowers and the Agent on or prior to the date on which such Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed originals of IRS Form W-9 certifying that such Bank is exempt from U.S. federal backup withholding tax;

(B) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), whichever of the following is applicable:

(i) in the case of a Foreign Bank claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(ii) executed originals of IRS Form W-8ECI;

(iii) in the case of a Foreign Bank claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Bank is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN; or

(iv) to the extent a Foreign Bank is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Bank is a partnership and one or more direct or indirect partners of such Foreign Bank are claiming the portfolio interest exemption, such Foreign Bank may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner;

(C) any Foreign Bank shall, to the extent it is legally entitled to do so, deliver to the Borrowers and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Bank becomes a Bank under this Agreement (and from time to time thereafter upon the reasonable request of the Borrowers or the Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Borrowers or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Bank under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Bank were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Bank shall deliver to the Borrowers and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrowers or the Agent as may be necessary for the Borrowers and the Agent to comply with their obligations under FATCA and to determine that such Bank has complied with such Bank’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Bank agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrowers and the Agent in writing of its legal inability to do so.

(g)    Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 3.03 (including by the payment of additional amounts pursuant to this Section 3.03), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this paragraph (h) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this paragraph (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h)    Survival. Each party’s obligations under this Section 3.02, Sections 3.01, 3.04 and 3.07 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Bank, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

Section 3.03    Eurodollar or Alternate Currency Deposits Unavailable or Interest Rate Unascertainable.

(a)    In respect of any Fixed Rate Loan, in the event that Agent shall have determined that (a) for Eurodollar Loans, that Dollar deposits or (b) for Alternate Currency Loans, that deposits of the relevant Alternate Currency, of the relevant amount for the relevant Interest Period for such Fixed Rate Loan are not available to Agent in the applicable Eurodollar or Alternate Currency market, as the case may be, or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the applicable LIBOR Rate applicable to such Interest Period, as the case may be, Agent shall promptly give notice of such determination to Borrowers and (a) any notice of a new Eurodollar Loan or Alternate Currency Loan, as the case may be, (or conversion of an existing Base Rate Loan to a Eurodollar Loan)

previously given by any Borrower and not yet borrowed (or converted, as the case may be) shall be deemed a notice to make a Base Rate Loan, and (b) the appropriate Borrower shall be obligated either to prepay, or with respect to a Eurodollar Loan, to convert to a Base Rate Loan, any outstanding Fixed Rate Loan on the last day of the then current Interest Period with respect thereto.

(b)    If Agent determines (which determination shall be final and conclusive, absent manifest error) that either (i) (x) the circumstances set forth in Section 3.03(a) have arisen and are unlikely to be temporary, or (y) the circumstances set forth in Section 3.03(a) have not arisen but the applicable supervisor or administrator (if any) of the LIBOR Rate or a Governmental Authority having jurisdiction over Agent has made a public statement identifying the specific date after which the LIBOR Rate shall no longer be used for determining interest rates for loans (either such date, a “LIBOR Termination Date”), or (ii) a rate other than the LIBOR Rate has become a widely recognized benchmark rate for newly originated loans in Dollars in the U.S. market, then Agent may (in consultation with the Borrowers) choose a replacement index for the LIBOR Rate and make adjustments to applicable margins and related amendments to this Agreement as referred to below such that, to the extent practicable, the all-in interest rate based on the replacement index will be substantially equivalent to the all-in LIBOR Rate-based interest rate in effect prior to its replacement. Agent and the Borrowers shall enter into a mutually agreeable amendment to this Agreement to reflect the replacement index, the adjusted margins and such other related amendments as may be appropriate, in the reasonable discretion of Agent, for the implementation and administration of the replacement index-based rate, but no other substantive matters unless agreed to by Borrowers, Agent and the requisite Lenders. Notwithstanding anything to the contrary in this Agreement or the other Loan Documents (including, without limitation, Section 10.03), such amendment shall become effective without any further action or consent of any other party to this Agreement at 5:00 p.m. (Cleveland, Ohio time) on the tenth (10th) Business Day after the date a draft of the amendment is provided to the Banks, unless Agent receives, on or before such tenth (10th) Business Day, a written notice from the Required Banks stating that such Banks object to such amendment. Selection of the replacement index, adjustments to the applicable margins, and amendments to this Agreement (i) will be determined with due consideration to the then-current market practices for determining and implementing a rate of interest for newly originated loans in the United States and loans converted from a LIBOR Rate-based rate to a replacement index-based rate, and (ii) may also reflect adjustments to account for (x) the effects of the transition from the LIBOR Rate to the replacement index and (y) yield- or risk-based differences between the LIBOR Rate and the replacement index. Until an amendment reflecting a new replacement index in accordance with this Section 3.03(b) is effective, each advance, conversion and renewal of an Eurodollar Loan will continue to bear interest with reference to the LIBOR Rate; provided however, that if Agent determines (which determination shall be final and conclusive, absent manifest error) that a LIBOR Termination Date has occurred, then following the LIBOR Termination Date, all Eurodollar Loans shall automatically be converted to the Base Rate Loans until such time as an amendment reflecting a replacement index and related matters as described above is implemented. Notwithstanding anything to the contrary contained herein, if at any time the replacement index is less than zero, at such times, such index shall be deemed to be zero for purposes of this Agreement.

Section 3.04    Indemnity. Without prejudice to any other provisions of this Article III, each Borrower hereby agrees to indemnify each Bank against any loss or expense that such Bank may sustain or incur as a consequence of any default by such Borrower in payment when due of any amount hereunder in respect of any Fixed Rate Loan, including, but not limited to, any loss of profit, premium or penalty incurred by such Bank in respect of funds borrowed by it for the purpose of making or maintaining such Fixed Rate Loan, as determined by such Bank in the exercise of its sole but reasonable discretion. A certificate as to any such loss or expense shall be promptly submitted by such Bank to the appropriate Borrower and shall, in the absence of manifest error, be conclusive and binding as to the amount thereof.

Section 3.05    Changes in Law Rendering Fixed Rate Loans Unlawful. If at any time any Change in Law shall make it unlawful for any Bank to fund any Fixed Rate Loan that it is committed to make hereunder in any Alternate Currency or Dollars, as the case may be, the commitment of such Bank to fund such Fixed Rate Loan shall, upon the happening of such event, forthwith be suspended for the duration of such illegality, and such Bank shall by written notice to Borrowers and Agent declare that its commitment with respect to such Fixed Rate Loan has been so suspended and, if and when such illegality ceases to exist, such suspension shall cease and such Bank shall similarly notify Borrowers and Agent. If any such change shall make it unlawful for any Bank to continue in effect the funding in the applicable Eurodollar or Alternate Currency market, as the case may be, of any Fixed Rate Loan previously made by it hereunder, such Bank shall, upon the happening of such event, notify Borrowers, Agent and the other Banks thereof in writing stating the reasons therefor, and the appropriate Borrower shall, on the earlier of (a) the last day of the then current Interest Period or (b) if required by such law, regulation or interpretation, on such date as shall be specified in such notice, either convert such Fixed Rate Loan (if a Eurodollar Loan) to a Base Rate Loan or prepay such Fixed Rate Loan to the Banks in full. Any such prepayment or conversion shall be subject to the prepayment fees described in Section 2.05 hereof. In addition, if, in any applicable jurisdiction, Agent or any Bank determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for Agent or any Bank to (i) perform any of its obligations hereunder or under any other Loan Document, (ii) to fund or maintain its participation in any Loan or (iii) issue, make, maintain, fund or charge interest with respect to any Loan to any Foreign Borrower who such Person shall promptly notify Agent, then, upon Agent notifying Borrowers, and until such notice by such Person is revoked, any obligation of such Person to issue, make, maintain, fund or charge interest with respect to any such Loan shall be suspended, and to the extent required by applicable law, cancelled. Upon receipt of such notice, the Borrowers shall (A) repay that Person’s participation in the Loans or other applicable Debt on the last day of the Interest Period for each Loan or other Debt occurring after Agent has notified Borrowers or, if earlier, the date specified by such Person in the notice delivered to Agent (being no earlier than the last day of any applicable grace period permitted by applicable law) and (B) take all reasonable actions requested by such Person to mitigate or avoid such illegality.

Section 3.06    Funding. Each Bank may, but shall not be required to, make Fixed Rate Loans hereunder with funds obtained outside the United States or, in connection with any Loans to be made to any Foreign Borrower, such Loans may be made through a branch or affiliate of any Bank.

Section 3.07    Capital Adequacy and Liquidity. If any Bank shall have determined, after the Closing Date, that a Change in Law affecting such Bank or any lending office of such Bank, if any, regarding capital adequacy or liquidity requirements (whether or not having the force of law), has or will have the effect of reducing the rate of return on such Bank’s capital as a consequence of its obligations hereunder to a level below that which such Bank could have achieved but for such Change in Law (taking into consideration such Bank’s policies or the policies of its holding company with respect to capital adequacy) by an amount deemed by such Bank to be material, then from time to time, within fifteen (15) days after demand by such Bank (made within one hundred eighty (180) days of such Bank becoming aware of the reason giving rise to such demand), with a copy to Agent, the applicable Borrower shall pay to such Bank such additional amount or amounts as shall compensate such Bank for such reduction. Each Bank shall designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the judgment of such Bank, be otherwise disadvantageous to such Bank. A certificate of any Bank claiming compensation under this Section and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive in the absence of manifest error. In determining such amount, such Bank may use any reasonable averaging and attribution methods. Failure on the part of any Bank to demand compensation for any reduction in return on capital with respect to any period shall not constitute a waiver of such Bank’s rights to demand compensation for any reduction in return on capital in such period or in any other period. The protection of this Section shall be available to each Bank regardless of any possible contention of the invalidity or inapplicability of the law, regulation or other condition that shall have been imposed.

Section 3.08    Application of Provisions. Notwithstanding anything in this Agreement to the contrary, no Bank shall demand compensation for any reduction referred to in Sections 3.01, 3.02, 3.03 or 3.07 hereof if it shall not at the time be the general policy or practice of such Bank to demand such compensation, payment or reimbursement in similar circumstances under comparable provisions of other credit or loan agreements.

Section 3.09    Replacement of Banks. If any Bank requests compensation under Section 3.01 or Section 3.07, if any Bank requests repayment under Section 3.05, or if the Borrower is required to pay any Indemnified Taxes or additional amounts to any Bank or any Governmental Authority for the account of any Bank pursuant to Section 3.03 and, in each case, such Bank has declined or is unable to designate a different lending office in accordance with Section 3.01(b) or 3.07, if any Bank is a Defaulting Bank or a Non-Consenting Bank or if such Bank fails to revoke its request for repayment under Section 3.05, then the Borrowers may, at their sole expense and effort, upon notice to such Bank and the Agent, require such Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.08), all of its interests, rights (other than its existing rights to payments pursuant to Section 3.01, Section 3.05, Section 3.07 or Section 3.02) and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Bank, if a Bank accepts such assignment); provided that:

(i)    the Borrowers shall have paid to the Agent the assignment fee (if any) specified in Section 10.10;

(ii)    such Bank shall have received payment of an amount equal to the outstanding principal of its Loans accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents (including any amounts under Section 3.04) from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(iii)    in the case of any such assignment resulting from a claim for compensation under Section 3.01, Section 3.07 or payments required to be made pursuant to Section 3.02 or Section 3.05, such assignment will result in a reduction in such compensation or payments thereafter;

(iv)    such assignment does not conflict with applicable law; and

(v)    in the case of any assignment resulting from a Bank becoming a Non-Consenting Bank, the applicable assignee shall have consented to the applicable amendment, waiver or consent.

A Bank shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Bank or otherwise, the circumstances entitling the Borrowers to require such assignment and delegation cease to apply.

ARTICLE IV.

CONDITIONS PRECEDENT

The obligation of the Banks to make the first Loan, and of Agent to make the first Swing Loan, is subject to Nordson, and each Foreign Borrower in existence on the Closing Date, satisfying each of the following conditions:

Section 4.01    Loan Documents. Each Borrower shall have executed and delivered to (i) Agent, this Agreement and the Swing Line Note and (ii) each Bank, its Revolving Note.

Section 4.02    Officer’s Certificate, Resolutions, Organizational Documents. Each Borrower shall have delivered to each Bank an officer’s certificate certifying the names of the officers of such Borrower authorized to sign the Loan Documents, together with the true signatures of such officers and certified copies of (a) the resolutions of the board of directors of such Borrower evidencing authorization of the transactions contemplated by the Loan Documents, and (b) the Organizational Documents of such Borrower.

Section 4.03    Legal Opinion. Borrowers shall have delivered to Agent an opinion of counsel for each Borrower, in form and substance satisfactory to Agent and the Required Banks.

Section 4.04    Good Standing Certificate. Nordson shall have delivered to Agent a good standing certificate, issued on or about the Closing Date by the Secretary of State of Ohio.

Section 4.05    Agent Fee Letter; Legal Fees. Borrowers shall have (a) paid to Agent, for its sole benefit, the fees described in the Agent Fee Letter, (b) paid to Agent, for the account of the Banks, the fees agreed to by Nordson and the Banks, (c) paid to Agent, for the account of the Co-Syndication Agents, the fees agreed to by Nordson, (d) paid to Agent, for the account of the Co-Documentation Agents, the fees agreed to by Nordson and (e) paid all legal fees and expenses of Agent in connection with the preparation and negotiation of the Loan Documents.

Section 4.06    Closing Certificate. Borrowers shall have delivered to Agent and the Banks an officer’s certificate certifying that, as of the Closing Date, (a) all conditions precedent set forth in this Article IV have been satisfied, (b) no Default or Event of Default exists nor immediately after the making of the first Loan will exist, and (c) each of the representations and warranties contained in Article VI hereof are true and correct as of the Closing Date.

Section 4.07    Certificate of Beneficial Ownership. Each Borrower shall have executed and delivered to the Agent and the Banks an executed Certificate of Beneficial Ownership and such other documentation and other information requested in connection with applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.

Section 4.08    No Material Adverse Change. No material adverse change, in the opinion of the Agent, shall have occurred in the financial condition or operations of the Companies since October 31, 2018.

Section 4.09    Miscellaneous. Borrowers shall have provided to Agent and the Banks such other items and shall have satisfied such other conditions as may be reasonably required by Agent or the Banks.

ARTICLE V.

COVENANTS

Nordson agrees that, so long as the Commitment remains in effect and thereafter until all of the Debt shall have been paid in full, Nordson shall perform and observe, and shall cause each other Company to perform and observe, each of the following provisions:

Section 5.01    Financial Statements. Nordson covenants that it will deliver to each Bank:

(a) within forty-five (45) days after the end of each of the first three (3) quarter-annual periods of each fiscal year of Nordson, balance sheets of Nordson as of the end of such period and statements of income (loss), stockholders’ equity and cash flow for the quarter and fiscal year to date periods, all prepared on a Consolidated basis, in accordance with GAAP and in form and detail satisfactory to the Required Banks and certified by a Financial Officer of Nordson;

(b) within ninety (90) days after the end of each fiscal year of Nordson, (i) an annual audit report of Nordson for that year prepared on a Consolidated and consolidating (but only as to Nordson and its Subsidiaries) basis, in accordance with GAAP, and in form and detail satisfactory to the Required Banks and certified by an independent public accountant satisfactory to the Required Banks, which report shall include balance sheets and statements of income (loss), stockholders’ equity and cash-flow for that period, provided that delivery of Nordson’s annual report for any fiscal year of Nordson on Form 10-K as filed with the SEC shall satisfy the requirements of this subpart (b)(i), and (ii) a certificate by such accountant setting forth the Defaults and Events of Default coming to its attention during the course of its audit or, if none, a statement to that effect;

(c)    concurrently with the delivery of the financial statements in (a) and (b) above, a Compliance Certificate;

(d)    as soon as available, copies of all notices, reports, definitive proxy statements and other documents that are publicly available and sent by Nordson to its shareholders, to the holders of any of its debentures or bonds or the trustee of any indenture securing the same or pursuant to which they are issued, or sent by Nordson (in final form) to any securities exchange or over the counter authority or system, or to the SEC or any similar federal agency having regulatory jurisdiction over the issuance of Nordson’s securities; provided that publication of any of the foregoing items with the SEC shall satisfy the requirements of this subpart (d); and

(e)    within ten (10) days of the written request of Agent or any Bank (with such request being made through Agent), such other information about the financial condition, properties and operations of any Company as Agent may from time to time reasonably request (but subject to any applicable law and, upon request of Nordson, subject to customary confidentiality provisions), which information shall be submitted in form and detail satisfactory to Agent and certified by a Financial Officer of the Company or Companies in question.

Documents required to be delivered pursuant to Section 5.01(a) or (b) (to the extent that any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Nordson posts such documents, or provides a link thereto on Nordson’s website on the Internet at the website address; or (ii) on which such documents are posted on Nordson’s behalf on an Internet website, if any, to which each Bank and the Agent have access (whether a commercial, third-party website or whether sponsored by the Agent); provided that: (i) Nordson shall deliver paper copies of such documents to the Agent or any Bank that requests Nordson to deliver such paper copies until a written request to cease delivering paper copies is given by the Agent or such Bank and (ii) Nordson shall notify the Agent and each Bank (by telecopier or electronic mail) of the posting of any such documents and provide to the Agent by electronic mail electronic versions (i.e., soft copies) of such documents.

Section 5.02    Franchises. Nordson will and shall cause each of its Subsidiaries to preserve and maintain at all times its existence, rights and franchises, except as otherwise permitted pursuant to Section 5.07 hereof; provided that Nordson shall not be required to preserve or maintain such rights or franchises where the failure to do so will not have a Material Adverse Effect.

Section 5.03    ERISA Compliance. None of Nordson or its Subsidiaries shall incur any material accumulated funding deficiency within the meaning of ERISA, or any material liability to the PBGC, established thereunder in connection with any ERISA Plan. Nordson shall promptly notify each Agent of any material taxes assessed, proposed to be assessed or that Nordson has reason to believe may be assessed against Nordson or any of its Subsidiaries by the Internal Revenue Service with respect to any ERISA Plan. As used in this Section “material” means the measure of a matter of significance that shall be determined as being an amount equal to five percent (5%) of the Consolidated Total Assets of Nordson.

Section 5.04    Financial Covenants.

(a)    Leverage Ratio. Nordson covenants that it shall not suffer or permit the Leverage Ratio to exceed (i) during any Leverage Step-Up Period, 4.00 to 1.00 and (ii) at all other times, 3.75 to 1.00.

(b)    Interest Coverage Ratio. Nordson covenants that it shall not suffer or permit the Interest Coverage Ratio to be less than 2.50 to 1.00.

Section 5.05    Priority Indebtedness. Nordson covenants that it will not and shall not permit any of its Subsidiaries to create, incur or have outstanding Priority Indebtedness in an amount in excess of twenty percent (20%) of Consolidated Total Assets.

Section 5.06    Liens. Nordson covenants and warrants that it will not, and will not permit any Subsidiary to create, assume or suffer to exist any Lien upon any of its property or assets, whether now owned or hereafter acquired; provided that this Section 5.06 shall not apply to the following:

(a)    Liens for taxes not yet due or that are being actively contested in good faith by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP;

(b)    other statutory Liens incidental to the conduct of its business or the ownership of its property and assets that (a) were not incurred in connection with the borrowing of money or the obtaining of advances or credit, and (b) do not in the aggregate materially detract from the value of its property or assets or materially impair the use thereof in the operation of its business

(c)    easements or other minor defects or irregularities in title of real property not interfering in any material respect with the use of such property in the business of Nordson or any of its Subsidiaries;

(d)    any Lien granted to Agent, for the benefit of the Banks;

(e)    Liens on fixed assets securing the loans or capital leases provided that such Lien only attaches to the property being acquired or leased plus any such Liens existing on the date hereof;

(f)    Liens on the Receivables Related Assets in connection with the Permitted Receivables Facility securing the obligations under the Permitted Receivables Facility; and

(g)    any other Liens, to the extent not otherwise permitted pursuant to clauses (a) through (f) hereof, so long as the aggregate then outstanding amount of Priority Indebtedness secured by such Liens does not exceed at any time, for Nordson and all Subsidiaries, an amount equal to twenty percent (20%) of Consolidated Total Assets.

Section 5.07    Merger and Sale of Assets. Nordson covenants that it will not, and will not permit any Subsidiary to, merge or consolidate with any other Person, or sell, lease or transfer or otherwise dispose of any assets (including by means of statutory division) to any Person other than in the ordinary course of business, except that, if no Default or Event of Default shall then exist or immediately thereafter shall begin to exist:

(a)    any Subsidiary (other than the Receivables Subsidiary) may merge with (a) Nordson (provided that Nordson shall be the continuing or surviving Person), or (b) any other Subsidiary (other than the Receivables Subsidiary);

(b)    Nordson may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Subsidiary (other than the Receivables Subsidiary) and any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to (a) Nordson, or (b) any Subsidiary (other than the Receivables Subsidiary);

(c)    in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) and (b) above, Nordson and any Subsidiary may sell accounts receivables and related rights to the Receivables Subsidiary in connection with the Permitted Receivables Facility;

(d)    any merger or consolidation that constitutes an Acquisition consummated by Nordson or any Subsidiary (other than the Receivables Subsidiary); provided that (i) if such Acquisition is a merger or consolidation with Nordson, Nordson shall be the surviving entity and if such Acquisition is a merger or consolidation with a Subsidiary, then the surviving entity shall be a Subsidiary on the consummation thereof; (ii) the Board of Directors (or equivalent governing body) of the Person acquired shall have approved such Acquisition; and (iii) no Default or Event of Default shall then exist or immediately thereafter shall begin to exist; and

(e)    in addition to any sale, lease, transfer, statutory division or other disposition permitted pursuant to clauses (a) through (d) above, Nordson or any Subsidiary (other than the Receivables Subsidiary) may sell, lease, transfer or otherwise dispose of any of its assets (including by means of statutory division) to any Person so long as the aggregate amount of all such assets sold, leased, transferred, divided or otherwise disposed of by Nordson and all of its Subsidiaries does not exceed an amount equal to eleven percent (11.0%) of Consolidated Total Assets during any two consecutive fiscal years of Nordson.

Section 5.08    Regulations U and X. No Company shall take any actions that would result in any non-compliance of the Loans with Regulations U and X, or any other applicable regulation, of the Board of Governors of the Federal Reserve System.

Section 5.09    Notice. Nordson covenants that it will promptly notify the Agent and the Banks whenever, to the knowledge of a Financial Officer (a) any Default or Event of Default has occurred or is likely to occur hereunder, or (b) any default, or event with which the passage of time or the giving of notice, or both, would cause a default, shall have occurred under any Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements so long as each is a Material Indebtedness Agreement).

Section 5.10    Use of Proceeds. Nordson’s use of the proceeds of the Loans shall be solely for working capital and other general corporate purposes of Nordson and its Subsidiaries and for Acquisitions permitted pursuant to this Agreement. Nordson covenants that it will not request any borrowing, and Nordson shall not use, and shall procure that its Subsidiaries and its or their respective directors, officers, employees and agents shall not use, the proceeds of any borrowing (A) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (B) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, or (C) in any manner that would result in the violation of any Sanctions applicable to any party hereto.

Section 5.11    Guaranties of Payment; Guaranty Under Material Indebtedness Agreement. Nordson covenants that it will not permit any Subsidiary to become a Guarantor in respect of any Indebtedness under a Material Indebtedness Agreement (including, without limitation, the Note Purchase Agreements, so long as each is a Material Indebtedness Agreement) unless, prior to or concurrently therewith (i) Nordson shall have caused each such Subsidiary to execute and deliver to the Agent and the Banks a Guaranty of Payment, in form and substance substantially similar to form of guaranty furnished under such Material Indebtedness Agreement and otherwise completed in a manner satisfactory to the Agent, accompanied by a certificate of the Secretary or Assistant Secretary of such Subsidiary certifying such Subsidiary’s charter and by-laws (or comparable governing documents), resolutions of the board of directors (or comparable governing body) of such Subsidiary authorizing the execution and delivery of such Guaranty Agreement and incumbency and specimen signatures of the officers of such Subsidiary executing such documents and (ii) if any holder of any Indebtedness under the Material Indebtedness Agreement shall be or become a party to an intercreditor agreement with any other holder of any Indebtedness under any other Material Indebtedness Agreement, then all holders of Indebtedness under any other Material Indebtedness Agreement with respect to which any Subsidiary is a Guarantor shall have entered into an intercreditor agreement in form and substance customary and appropriate for such agreement and otherwise reasonably satisfactory to the Agent.

Section 5.12    Pari Passu Ranking. Nordson covenants that its obligations under this Agreement shall, and that it will, and will cause each Subsidiary to, take all necessary action to ensure that the obligations of Nordson under this Agreement shall, at all times rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of Nordson and its Subsidiaries.

Section 5.13    Terrorism Sanctions Regulations and Compliance with Laws. Nordson covenants that it will not, and will not permit any Subsidiary to, (i) become a Person described or designated in the Specially Designated Nationals and Blocked Persons List of the Office of Foreign Assets Control or in Section 1 of the Anti Terrorism Order or (ii) be in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making Loans hereunder to any Borrower or from otherwise conducting business with Nordson or any Subsidiaries. Nordson covenants that it will maintain in effect and enforce policies and procedures designed to ensure compliance by Nordson, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions.

Section 5.14    Beneficial Ownership. Nordson covenants to provide to the Agent (i) confirmation of the accuracy of the information set forth in the most recent Certificate of Beneficial Ownership provided to the Agent and the Banks, (ii) a new Certificate of Beneficial Ownership with respect to each Borrower, when the individual(s) to be identified as a Beneficial Owner have changed, and (iii) such other information and documentation as may reasonably be requested by the Agent or any Bank from time to time for purposes of compliance by the Agent or such Bank with applicable laws (including without limitation the Act and other “know your customer” and anti-money laundering rules and regulations), and any policy or procedure implemented by the Agent or such Bank to comply therewith.

ARTICLE VI.

REPRESENTATIONS AND WARRANTIES

Nordson and each other Borrower solely as to itself represents and warrants that the statements set forth in this Article VI are true, correct and complete.

Section 6.01    Organization; Subsidiary Preferred Equity. Nordson is a corporation duly organized and existing in good standing under the laws of the State of Ohio, and each Subsidiary is duly organized and existing in good standing under the laws of the jurisdiction in which it is organized. Nordson and each of its Subsidiaries have duly qualified or been duly licensed, and are authorized to do business and are in good standing, in each jurisdiction in which the ownership of their respective properties or the nature of their respective businesses makes such qualification or licensing necessary and in which the failure to be so qualified or licensed could be reasonably likely to have a Material Adverse Effect. No Subsidiary has any outstanding shares of any class of capital stock or other equity interests which has priority over any other class of capital stock or other equity interests of such Subsidiary as to dividends or distributions or in liquidation except as may be owned beneficially and of record by Nordson or a Wholly-Owned Subsidiary. Each Subsidiary’s legal name and its state or jurisdiction of organization has been set forth in Nordson’s most recent annual report on Form 10-K (excluding for any Subsidiary organized or no longer in existence since the date thereof). As of the date of this Agreement, no Subsidiary is a Guarantor with respect to any Indebtedness under any Material Indebtedness Agreement.

Section 6.02    Power and Authority. Nordson and each Subsidiary has all requisite corporate, limited liability company or partnership, as the case may be, power to own or hold under lease and operate their respective properties which it purports to own or hold under lease and to conduct its business as currently conducted and as currently proposed to be conducted. Nordson has all requisite corporate power to execute, deliver and perform its obligations under this Agreement and other Loan Documents. The execution, delivery and performance of this Agreement and the other Loan Documents has been duly authorized by all requisite corporate action, and this Agreement and the other Loan Documents have been duly executed and delivered by authorized officers of Nordson and are valid obligations of Nordson, legally binding upon and enforceable against Nordson in accordance with their terms, except as such enforceability may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law). The execution, delivery and performance of the Loan Documents will not violate any applicable law, conflict with or result in any breach in any of the provisions of, or constitute a default under, or result in the creation of any Lien (other than Liens permitted under Section 5.06 hereof) upon any assets or property of any Company under the provisions of such Company’s Organizational Documents or any agreement.

Section 6.03    Compliance with Laws. Each Company:

(a)    is in compliance with all federal, state, local, or foreign applicable statutes, rules, regulations, and orders including, without limitation, those relating to environmental protection, occupational safety and health, and equal employment practices, except where the failure to do so would not have a Material Adverse Effect; and

(b)    is not in violation of or in default under any agreement to which it is a party or by which its assets are subject or bound, except to the extent that any such violation or default would not have a Material Adverse Effect.

Section 6.04    Litigation and Administrative Proceedings. There are (a) no lawsuits, actions, investigations, or other proceedings pending or, to any Company’s knowledge, threatened in writing against any Company, or in respect of which any Company is reasonably likely to have any liability, in any court or before any governmental authority, arbitration board, or other tribunal, as to any of which, individually or in the aggregate, if determined adversely, would have a Material Adverse Effect, and (b) no orders, writs, injunctions, judgments, or decrees of any court or government agency or instrumentality to which any Company is a party or by which the property or assets of any Company are bound, as to any of which, individually or in the aggregate, would have a Material Adverse Effect.

Section 6.05    Tax Returns. All foreign, federal, state and local tax returns and other reports required by law to be filed in respect of the income, business, properties and employees of each Company have been filed and all taxes, assessments, fees and other governmental charges that are due and payable have been paid, except as otherwise permitted herein or the failure to do so does not and will not cause or result in a Material Adverse Effect.

Section 6.06    Employee Benefit Plans. No ERISA Event has occurred or is expected to occur with respect to an ERISA Plan. Full payment has been made of all amounts which a Controlled Group member is required, under applicable law or under the governing documents, to have been paid as a contribution to or a benefit under each ERISA Plan. The liability of each Controlled Group member with respect to each ERISA Plan has been fully funded based upon reasonable and proper actuarial assumptions, has been fully insured, or has been fully reserved for on its financial statements. With respect to each ERISA Plan that is intended to be qualified under Code Section 401(a): (a) the ERISA Plan and any associated trust operationally comply with the applicable requirements of Code Section 401(a), (b) the ERISA Plan and any associated trust have been amended to comply with all such requirements as currently in effect, other than those requirements for which a retroactive amendment can be made within the “remedial amendment period” available under Code Section 401(b) (as extended under Treasury Regulations and other Treasury pronouncements upon which taxpayers may rely), (c) the ERISA Plan and any associated trust have received a favorable determination letter from the Internal Revenue Service stating that the ERISA Plan qualifies under Code Section 401(a), that the associated trust qualifies under Code Section 501(a) and, if applicable, that any cash or deferred arrangement under the ERISA Plan qualifies under Code Section 401(k), unless the ERISA Plan was first adopted at a time for which the above-described “remedial amendment period” has not yet expired, (d) the ERISA Plan currently satisfies the requirements of Code Section 410(b), without regard to any retroactive amendment that may be made within the above-described “remedial amendment period”, and (e) no contribution made to the ERISA Plan is subject to an excise tax under Code Section 4972.

Section 6.07    Solvency. Each Borrower has received consideration that is the reasonable equivalent value of the obligations and liabilities that such Borrower has incurred to the Banks. No Borrower is insolvent as defined in any applicable state or federal statute, nor will any Borrower be rendered insolvent by the execution and delivery of the Loan Documents to Agent and the Banks. No Borrower is engaged or about to engage in any business or transaction for which the assets retained by it are or will constitute unreasonably small capital, taking into consideration the obligations to Agent and the Banks incurred hereunder. No Borrower intends to, nor does it believe that it will, incur debts beyond its ability to pay such debts as they mature.

Section 6.08    Financial Statements. The Consolidated financial statements of Nordson for the fiscal years most recently ended and fiscal quarters most recently ended that are available to the Agent and the Banks, are true and complete, have been prepared in accordance with GAAP, and fairly present the financial condition of the Companies as of the dates of such financial statements and the results of their operations for the periods then ending.

Section 6.09    Regulations. No Borrower is engaged principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin stock” (within the meaning of Regulation U of the Board of Governors of the Federal Reserve System of the United States of America). Neither the granting of any Loan (or any conversion thereof) nor the use of the proceeds of any Loan will violate, or be inconsistent with, the provisions of Regulation U or X or any other Regulation of such Board of Governors.

Section 6.10    Investment Company; Holding Company. No Company is (a) an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940, as amended, or (b) subject to regulation under the Energy Policy Act of 2005, the Federal Power Act, each as amended, or any foreign, federal, state or local statute or regulation limiting its ability to incur Indebtedness.

Section 6.11    Accurate and Complete Statements. Neither the Loan Documents nor any written statement made by any Company in connection with any of the Loan Documents contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained therein or in the Loan Documents not materially misleading.

Section 6.12    Defaults. No Default or Event of Default exists hereunder, nor will any begin to exist (including, without limitation, after giving effect to the Transactions).

Section 6.13    Anti-Terrorism Law and Anti-Corruption Law Compliance. No Company is subject to or in violation of any law, regulation, or list of any government agency (including, without limitation, the U.S. Office of Foreign Asset Control list, Executive Order No. 13224 or the USA Patriot Act) that prohibits or limits the conduct of business with or the receiving of funds, goods or services to or for the benefit of certain Persons specified therein or that prohibits or limits any Bank from making any advance or extension of credit to any Borrower or from otherwise conducting business with any Borrower. Each Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by such Borrower, its Subsidiaries and their respective directors, officers, employees and agents with applicable Anti-Corruption Laws and applicable Sanctions, and each Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of such Borrower, its directors, officers, employees, agents, affiliate or representative thereof, are in compliance with applicable Anti-Corruption Laws and applicable Sanctions in all material respects and are not knowingly engaged in any activity that would reasonably be expected to result in Borrower being designated as a Sanctioned Person. None of (a) the Borrowers, any Subsidiary or to the knowledge of the Borrowers or such Subsidiary any of their respective directors, officers or employees, or (b) to the knowledge of the Borrowers, any agent of any Borrower or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Company is located, organized or resident in a Sanctioned Country. No borrowing, use of proceeds or other transaction contemplated by this Agreement will violate any applicable Anti-Corruption Law or applicable Sanctions.

Section 6.14    EEA Financial Institutions. No Loan Party is an EEA Financial Institution.

Section 6.15    Pari Passu Ranking. Obligations of each Borrower rank at least pari passu in right of payment (to the fullest extent permitted by law) with all other senior unsecured Indebtedness of any Borrower and its Subsidiaries.

Section 6.16    Beneficial Ownership Certification. The Certificate of Beneficial Ownership executed and delivered to Agent and the Banks for each Borrower on or prior to the Closing Date, as updated from time to time in accordance with this Agreement, is accurate, complete and correct as of the Closing Date and as of the date any such update is delivered. Each Borrower acknowledges and agrees that the Certificate of Beneficial Ownership is a Loan Document.

ARTICLE VII.

EVENTS OF DEFAULT

Each of the following shall constitute an Event of Default hereunder:

Section 7.01    Payments. If (a) the principal of any Loan shall not be paid in full punctually when due and payable, or (b) the interest on any Loan or any facility or other fee shall not be paid in full punctually when due and payable or within five (5) Business Days thereafter.

Section 7.02    Special Covenants. If any Company or Obligor shall fail or omit to perform and observe Sections 5.04, 5.05, 5.06, 5.07, 5.13 or 5.14 hereof.

Section 7.03    Other Covenants. If any Company or Obligor shall fail or omit to perform and observe any agreement or other provision (other than those referred to in Sections 7.01 or 7.02 hereof) contained or referred to in this Agreement or any Related Writing that is on such Company’s or Obligor’s part, as the case may be, to be complied with, and that Default shall not have been fully corrected within thirty (30) days after the giving of written notice thereof to Nordson by Agent or any Bank that the specified Default is to be remedied.

Section 7.04    Representations and Warranties. If any representation, warranty or statement made in or pursuant to this Agreement or any Related Writing or any other material information furnished by any Company or any Obligor to the Agent or the Banks shall be false or erroneous.

Section 7.05    Cross Default. If any Company or Obligor shall default in the payment in an amount in excess of Three Million Five Hundred Thousand Dollars ($3,500,000) of principal, interest or fees due and owing upon any other obligation for borrowed money (other than any of the Debt) in excess, for all such obligations for all such Companies and Obligors, of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets beyond any period of grace provided with respect thereto, or in the performance or observance of any other agreement, term or condition contained in any agreement under which such obligation is created beyond any period of grace provided with respect thereto, if the effect of such default is to allow the acceleration of the maturity of such Indebtedness or to permit the holder thereof to cause such Indebtedness to become due prior to its stated maturity.

Section 7.06    ERISA Default. The occurrence of one or more ERISA Events that (a) the Required Banks determine could have a Material Adverse Effect, or (b) results in a Lien on any of the assets of any Company in excess of the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.07    Change Of Control. If any Change of Control shall occur.

Section 7.08    Money Judgment. A final judgment or order for the payment of money shall be rendered against any Company or Obligor by a court of competent jurisdiction, that remains unpaid or unstayed and undischarged for a period (during which execution shall not be effectively stayed) of thirty (30) days after the date on which the right to appeal has expired, provided that the aggregate of all such judgments for all such Companies and Obligors shall exceed the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets.

Section 7.09    Validity of Loan Documents. (a) Any material provision, in the reasonable opinion of Agent, of any Loan Document shall at any time for any reason cease to be valid and binding and enforceable against a Nordson or any Company; (b) the validity, binding effect or enforceability of any material provision of any Loan Document against any Borrower or any Company shall be contested by such Company or any other Obligor; (c) any Borrower or any Guarantor of Payment shall deny that it has any or further liability or obligation thereunder; or (d) any material provision of any Loan Document shall be terminated, invalidated or set aside, or be declared ineffective or inoperative or in any way cease to give or provide to Agent and the Banks the benefits purported to be created thereby.

Section 7.10    Insolvency. If Nordson or any Subsidiary (other than any Subsidiary that individually, or in the aggregate when combined with all other Subsidiaries excluded from this Section 7.10 by operation of this parenthetical, has assets less than or equal to the greater of (i) Fifty Million Dollars ($50,000,000) and (ii) an amount equal to three percent (3%) of Consolidated Total Assets) shall (a) except as permitted pursuant to Section 5.07 hereof, discontinue business, (b) generally not pay its debts as such debts become due, (c) make a general assignment for the benefit of creditors, (d) apply for or consent to the appointment of a receiver, a custodian, a trustee, an interim trustee or liquidator of all or a substantial part of its assets, (e) be adjudicated a debtor or have entered against it an order for relief under Title 11 of the United States Code, as the same may be amended from time to time, (f) file a voluntary petition in bankruptcy, or have an involuntary proceeding filed against it and the same shall continue undismissed for a period of thirty (30) days from commencement of such proceeding or case, or file a petition or an answer seeking reorganization or an arrangement with creditors or seeking to take advantage of any other law (whether federal or state (or the foreign equivalent)) relating to relief of debtors, or admit (by answer, by default or otherwise) the material allegations of a petition filed against it in any bankruptcy, reorganization, insolvency or other proceeding (whether federal or state (or the foreign equivalent)) relating to relief of debtors, (g) suffer or permit to continue unstayed and in effect for thirty (30) consecutive days any judgment, decree or order entered by a court of competent jurisdiction, that approves a petition seeking its reorganization or appoints a receiver, custodian, trustee, interim trustee or liquidator of all or a substantial part of its assets, or (h) take, or omit to take, any action in order thereby to effect any of the foregoing.

ARTICLE VIII.

REMEDIES UPON DEFAULT

Notwithstanding any contrary provision or implication herein or elsewhere:

Section 8.01    Optional Defaults. If any Event of Default referred to in Section 7.01, 7.02, 7.03, 7.04, 7.05, 7.06, 7.07, 7.08 or 7.09 hereof shall occur, Agent may, with the consent of the Required Banks, and shall, at the request of the Required Banks, give written notice to Borrowers, to:

(a)    terminate the Commitment and the credits hereby established, if not previously terminated, and, immediately upon such election, the obligations of the Banks, and each thereof, to make any further Loan and the obligation of Agent to make any Swing Loan hereunder immediately shall be terminated, and/or

(b)    accelerate the maturity of all of the Debt (if the Debt is not already due and payable), whereupon all of the Debt shall become and thereafter be immediately due and payable in full without any presentment or demand and without any further or other notice of any kind, all of which are hereby waived by Borrowers.

Section 8.02    Automatic Defaults. If any Event of Default referred to in Section 7.10 hereof shall occur:

(a)    all of the Commitment and the credits hereby established shall automatically and immediately terminate, if not previously terminated, and no Bank thereafter shall be under any obligation to grant any further Loan, nor shall Agent be obligated to make any Swing Loan hereunder, and

(b)    the principal, interest and any other amounts then outstanding on all of the Notes, and all of the other Debt, shall thereupon become and thereafter be immediately due and payable in full (if the Debt is not already due and payable), all without any presentment, demand or notice of any kind, which are hereby waived by Borrowers.

Section 8.03    Offsets. If there shall occur or exist any Event of Default referred to in Section 7.10 hereof or if the Debt is accelerated pursuant to Section 8.01 or 8.02 hereof, each Bank shall have the right at any time to set off against, and to appropriate and apply toward the payment of, any and all Debt then owing by each Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to Section 2.01B or 8.04 hereof), whether or not the same shall then have matured, any and all deposit balances and all other indebtedness then held or owing by that Bank to or for the credit or account of any Borrower or any Guarantor of Payment, all without notice to or demand upon such Borrower or any other Person, all such notices and demands being hereby expressly waived by each Borrower.

Section 8.04    Equalization Provision. Each Bank agrees with the other Banks that if it, at any time, shall obtain any Advantage over the other Banks or any thereof in respect of the Debt (except as to Swing Loans and except under Article III hereof), it shall purchase from the other Banks, for cash and at par, such additional participation in the Debt as shall be necessary to nullify the Advantage. If any such Advantage resulting in the purchase of an additional participation as aforesaid shall be recovered in whole or in part from the Bank receiving the Advantage, each such purchase shall be rescinded, and the purchase price restored (but without interest unless the Bank receiving the Advantage is required to pay interest on the Advantage to the Person recovering the Advantage from such Bank) ratably to the extent of the recovery. Each Bank further agrees with the other Banks that if it at any time shall receive any payment for or on behalf of any Borrower on any indebtedness owing by such Borrower to that Bank by reason of offset of any deposit or other indebtedness, it will apply such payment first to any and all Debt owing by such Borrower to that Bank (including, without limitation, any participation purchased or to be purchased pursuant to this Section or any other Section of this Agreement). Each Borrower agrees that any Bank so purchasing a participation from the other Banks or any thereof pursuant to this Section may exercise all its rights of payment (including the right of set-off) with respect to such participation as fully as if such Bank was a direct creditor of such Borrower in the amount of such participation.

ARTICLE IX.

THE AGENT

The Banks authorize KeyBank National Association and KeyBank National Association hereby agrees to act as agent for the Banks in respect of this Agreement upon the terms and conditions set forth elsewhere in this Agreement, and upon the following terms and conditions:

Section 9.01    Appointment and Authorization. Each Bank hereby irrevocably appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers hereunder as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto. Neither Agent nor any of its Affiliates, directors, officers, attorneys or employees shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct.

Section 9.02    Note Holders. Agent may treat the payee of any Note as the holder thereof until written notice of transfer shall have been filed with it, signed by such payee and in form satisfactory to Agent.

Section 9.03    Consultation With Counsel. Agent may consult with legal counsel selected by it and shall not be liable for any action taken or suffered in good faith by it in accordance with the opinion of such counsel.

Section 9.04    Documents. Agent shall not be under any duty to examine into or pass upon the validity, effectiveness, genuineness or value of any Loan Documents or any other Related Writing furnished pursuant hereto or in connection herewith or the value of any collateral obtained hereunder, and Agent shall be entitled to assume that the same are valid, effective and genuine and what they purport to be.

Section 9.05    Agent and Affiliates. With respect to the Loans, Agent, each Co-Documentation Agent and the Syndication Agent shall have the same rights and powers hereunder as any other Bank and may exercise the same as though it were not Agent, Co-Documentation Agent or Syndication Agent, as the case may be, and Agent, each Co-Documentation Agent and the Syndication Agent and their respective Affiliates may accept deposits from, lend money to and generally engage in any kind of business with any Company or any Affiliate thereof.

Section 9.06    Knowledge of Default. It is expressly understood and agreed that Agent shall be entitled to assume that no Default or Event of Default has occurred (other than an Event of Default under Section 7.01 hereof), unless Agent has been notified by a Bank in writing that such Bank believes that a Default or Event of Default has occurred and is continuing and specifying the nature thereof or has been notified by Borrowers pursuant to Section 5.09 hereof.

Section 9.07    Action By Agent. Subject to the other terms and conditions hereof, so long as Agent shall be entitled, pursuant to Section 9.06 hereof, to assume that no Default or Event of Default shall have occurred and be continuing, Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights that may be vested in it by, or with respect to taking or refraining from taking any action or actions that it may be able to take under or in respect of, this Agreement or the other Loan Documents. Agent shall incur no liability under or in respect of this Agreement or any other Loan Document by acting upon any notice, certificate, warranty or other paper or instrument believed by it to be genuine or authentic or to be signed by the proper party or parties, or with respect to anything that it may do or refrain from doing in the reasonable exercise of its judgment, or that may seem to it to be necessary or desirable in the premises.

Section 9.08    Notices, Default, Etc. In the event that Agent shall have acquired actual knowledge of any Default or Event of Default, Agent shall promptly notify the Banks and shall take such action and assert such rights under this Agreement as the Required Banks shall direct and Agent shall promptly inform the other Banks in writing of the action taken. Subject to the other terms and conditions hereof, Agent may take such action and assert such rights as it deems to be advisable, in its discretion, for the protection of the interests of the holders of the Notes.

Section 9.09    Indemnification of Agent. The Banks agree to indemnify Agent (to the extent not reimbursed by Borrowers) ratably, according to their respective Commitment Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent in its agency capacity in any way relating to or arising out of this Agreement or any Loan Document or any action taken or omitted by it with respect to this Agreement or any Loan Document, provided that no Bank shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements resulting from Agent’s gross negligence, willful misconduct or from any action taken or omitted by it in any capacity other than as agent under this Agreement.

Section 9.10    Successor Agent. Agent may resign as agent hereunder by giving not fewer than thirty (30) days prior written notice to Nordson and the Banks. If Agent shall resign under this Agreement, then either (a) the Required Banks shall appoint from among the Banks a successor agent for the Banks (with the consent of Nordson so long as a Default or an Event of Default has not occurred and which consent shall not be unreasonably withheld), or (b) if a successor agent shall not be so appointed and approved within the thirty (30) day period following Agent’s notice to the Banks of its resignation, then Agent shall appoint a successor agent that shall serve as agent until such time as the Required Banks appoint a successor agent. Upon its appointment, such successor agent shall succeed to the rights, powers and duties as agent, and the term “Agent” shall mean such successor effective upon its appointment, and the former agent’s rights, powers and duties as agent shall be terminated without any other or further act or deed on the part of such former agent or any of the parties to this Agreement.

Section 9.11    No Reliance on Agent’s Customer Identification Program. Each Bank acknowledges and agrees that neither such Bank, nor any of its Affiliates, participants or assignees, may rely on Agent to carry out such Bank’s, Affiliate’s, participant’s or assignee’s customer identification program, or other obligations required or imposed under or pursuant to the USA Patriot Act or the regulations thereunder, including the regulations contained in 31 CFR 103.121 (as hereafter amended or replaced, the “CIP Regulations”), or any other Anti-Terrorism Law, including any programs involving any of the following items relating to or in connection with Borrowers, any other Company, their respective Affiliates or agents, the Loan Documents or the transactions hereunder: (a) any identity verification procedures, (b) any record keeping, (c) any comparisons with government lists, (d) any customer notices or (e) any other procedures required under the CIP Regulations or such other law.

Section 9.12    USA Patriot Act. Each Bank or assignee or participant of a Bank that is not organized under the laws of the United States of America or a state thereof (and is not excepted from the certification requirement contained in Section 313 of the USA Patriot Act and the applicable regulations because it is both (a) an Affiliate of a depository institution or foreign bank that maintains a physical presence in the United States or foreign country, and (b) subject to supervision by a banking authority regulating such Affiliated depository institution or foreign bank) shall deliver to Agent the certification, or, if applicable, recertification, certifying that such Bank is not a “shell” and certifying to other matters as required by Section 313 of the USA Patriot Act and the applicable regulations: (i) within 10 days after the Closing Date and (ii) at such other times as are required under the USA Patriot Act.

Section 9.13    Other Agents. No Bank (other than Agent) that is indicated as having an agency capacity (such as “Syndication Agent”, “Co-Documentation Agent” or other similar titles) shall have any duties or responsibilities hereunder in its capacity as such.

Section 9.14    Certain ERISA Matters.

(a)    Each Bank (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that at least one of the following is and will be true:

(i)    such Bank is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans or the Commitments,

(ii)    the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement,

(iii)    (A) such Bank is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Bank to enter into, participate in, administer and perform the Loans, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Bank, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Bank’s entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement, or

(iv)    such other representation, warranty and covenant as may be agreed in writing between Agent, in its sole discretion, and such Bank.

(b)    In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Bank or such Bank has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Bank further (x) represents and warrants, as of the date such Person became a Bank party hereto, to, and (y) covenants, from the date such Person became a Bank party hereto to the date such Person ceases being a Bank party hereto, for the benefit of, Agent and the Joint Lead Arrangers and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrowers, that:

(i)    none of Agent or the Joint Lead Arrangers or any of their respective Affiliates is a fiduciary with respect to the assets of such Bank (including in connection with the reservation or exercise of any rights by Agent under this Agreement, any Loan Document or any documents related to hereto or thereto),

(ii)    the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is independent (within the meaning of 29 CFR § 2510.3-21) and is a bank, an insurance carrier, an investment adviser, a broker-dealer or other person that holds, or has under management or control, total assets of at least $50 million, in each case as described in 29 CFR § 2510.3-21(c)(1)(i)(A)-(E),

(iii)    the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is capable of evaluating investment risks independently, both in general and with regard to particular transactions and investment strategies (including in respect of the Loans),

(iv)    the Person making the investment decision on behalf of such Bank with respect to the entrance into, participation in, administration of and performance of the Loans, the Commitments and this Agreement is a fiduciary under ERISA or the Code, or both, with respect to the Loans, the Commitments and this Agreement and is responsible for exercising independent judgment in evaluating the transactions hereunder, and

(v)    no fee or other compensation is being paid directly to the Agent or Joint Lead Arrangers or any their respective Affiliates for investment advice (as opposed to other services) in connection with the Loans, the Commitments or this Agreement.

Agent and the Joint Lead Arrangers hereby inform the Banks that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, or the Commitments for an amount less than the amount being paid for an interest in the Loans or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

ARTICLE X.

MISCELLANEOUS

Section 10.01    Banks’ Independent Investigation. Each Bank, by its signature to this Agreement, acknowledges and agrees that Agent has made no representation or warranty, express or implied, with respect to the creditworthiness, financial condition, or any other condition of any Company or with respect to the statements contained in any information memorandum furnished in connection herewith or in any other oral or written communication between Agent and such Bank. Each Bank represents that it has made and shall continue to make its own independent investigation of the creditworthiness, financial condition and affairs of the Companies in connection with the extension of credit hereunder, and agrees that Agent has no duty or responsibility, either initially or on a continuing basis, to provide any Bank with any credit or other information with respect thereto (other than such notices as may be expressly required to be given by Agent to the Banks hereunder), whether coming into its possession before the granting of the first Loans hereunder or at any time or times thereafter.

Section 10.02    No Waiver; Cumulative Remedies. No omission or course of dealing on the part of Agent, any Bank or the holder of any Note in exercising any right, power or remedy hereunder or under any of the Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder or under any of the Loan Documents. The remedies herein provided are cumulative and in addition to any other rights, powers or privileges held by operation of law, by contract or otherwise.

Section 10.03    Amendments; Consents. No amendment, modification, termination, or waiver of any provision of any Loan Document nor consent to any variance therefrom, shall be effective unless the same shall be in writing and signed by the Required Banks and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. Anything herein to the contrary notwithstanding, unanimous consent of the Banks shall be required with respect to (a) any increase in the Total Commitment Amount hereunder except in accordance with Section 2.07(b) hereof, (b) the extension of the Commitment Period, the maturity of any Loan, the payment date of interest or principal with respect thereto, or the payment date of facility or other fees or amounts payable hereunder, (c) any reduction in the rate of interest on the Loans, or in any amount of principal or interest due on any Loan, or any reduction in the amount of fees hereunder or any change in the manner of pro rata application of any payments made by Borrowers to the Banks hereunder, (d) any change in any percentage voting requirement, voting rights or the Required Banks definition in this Agreement, (e) the release of any Guarantor of Payment, if any, or the Nordson Guaranty, except in connection with a transaction permitted pursuant to Section 5.07 hereof, or (f) any amendment to this Section 10.03 or Section 8.04 hereof. In addition, the Revolving Commitment of any Bank may not be increased without the prior written consent of such Bank. Notice of amendments or consents ratified by the Banks hereunder shall immediately be forwarded by Agent to all Banks. Each Bank or other holder of a Note shall be bound by any amendment, waiver or consent obtained as authorized by this Section, regardless of its failure to agree thereto. Any waiver, amendment or modification requiring the consent of all Banks or each affected Bank which affects such Defaulting Bank differently than other affected Banks shall require the consent of such Defaulting Bank.

Section 10.04    Notices. All notices, requests, demands and other communications provided for hereunder shall be in writing and, if to Borrowers, mailed or delivered to it, addressed to it at the address specified on the signature pages of this Agreement, if to a Bank, mailed or delivered to it, addressed to the address of such Bank specified on the signature pages of this Agreement, or, as to each party, at such other address as shall be designated by such party in a written notice to each of the other parties. All notices, statements, requests, demands and other communications provided for hereunder shall be given by overnight delivery or first class mail with postage prepaid by registered or certified mail, addressed as aforesaid, or sent by facsimile with telephonic confirmation of receipt, except that all notices hereunder shall not be effective until received.

Section 10.05    Costs, Expenses and Taxes. Nordson agrees to pay on demand all costs and expenses of Agent, including, but not limited to, (a) syndication, administration, travel and out-of-pocket expenses, including but not limited to attorneys’ fees and expenses, of Agent in connection with the preparation, negotiation and closing of the Loan Documents and the administration of the Loan Documents, the collection and disbursement of all funds hereunder and the other instruments and documents to be delivered hereunder, (b) extraordinary expenses of Agent in connection with the administration of the Loan Documents and the other instruments and documents to be delivered hereunder, and (c) the reasonable fees and out-of-pocket expenses of special counsel for Agent, with respect to the foregoing, and of local counsel, if any, who may be retained by said special counsel with respect thereto. Each Borrower also agrees to pay on demand all costs and expenses of Agent and the Banks, including reasonable attorneys’ fees, in connection with the restructuring or enforcement of the Debt owing by such Borrower, this Agreement or any Related Writing. In addition, Each Borrower shall pay any and all stamp and other taxes and fees payable or determined to be payable in connection with the execution and delivery of the Loan Documents to which such Borrower is a party, and the other instruments and documents to be delivered hereunder, and agrees to hold Agent and each Bank harmless from and against any and all liabilities with respect to or resulting from any delay in paying or omission to pay such taxes or fees. All obligations provided for in this Section 10.05 shall survive any termination of this Agreement.

Section 10.06    Indemnification. Each Borrower agrees to defend, indemnify and hold harmless Agent and the Banks (and their respective Affiliates, officers, directors, attorneys, agents and employees) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including attorneys’ fees) or disbursements of any kind or nature whatsoever that may be imposed on, incurred by or asserted against Agent or any Bank in connection with any investigative, administrative or judicial proceeding (whether or not such Bank or Agent shall be designated a party thereto) or any other claim by any Person relating to or arising out of any Loan Document or any actual or proposed use of proceeds of the Loans or any of the Debt, or any activities of any Company or any Obligor or any of their respective Affiliates; provided that (i) no Bank nor Agent shall have the right to be indemnified under this Section for its own gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment and (ii) each Foreign Borrower shall only be liable for the costs, expenses or liabilities attributable to it. To the fullest extent permitted by applicable law, the Loan Parties shall not assert, and hereby waive, any claim against Agent and the Banks (and their respective Related Parties), on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) solely to the extent arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated directly hereby, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof. All obligations provided for in this Section 10.06 shall survive any termination of this Agreement.

Section 10.07    Obligations Several; No Fiduciary Obligations. The obligations of the Banks hereunder are several and not joint. Nothing contained in this Agreement and no action taken by Agent or the Banks pursuant hereto shall be deemed to constitute the Banks a partnership, association, joint venture or other entity. No default by any Bank hereunder shall excuse the other Banks from any obligation under this Agreement; but no Bank shall have or acquire any additional obligation of any kind by reason of such default. The relationship among Borrowers and the Banks with respect to the Loan Documents and the Related Writings is and shall be solely that of debtor and creditors, respectively, and neither Agent nor any Bank shall have any fiduciary obligation toward any Borrower with respect to any such documents or the transactions contemplated thereby.

Section 10.08    Execution In Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile signature, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same agreement.

Section 10.09    Binding Effect; Borrowers’ Assignment. This Agreement shall become effective when it shall have been executed by each Borrower, Agent and by each Bank and thereafter shall be binding upon and inure to the benefit of each Borrower, Agent and each of the Banks and their respective successors and assigns, except that no Borrower shall have the right to assign its rights hereunder or any interest herein without the prior written consent of Agent and all of the Banks.

Section 10.10    Assignments.

(a) Each Bank shall have the right, in accordance with the terms and conditions of this Section 10.10, at any time or times to assign to one or more commercial banks, finance companies, insurance companies or other financial institution or fund which, in each case, in the ordinary course of business extends credit of the type contemplated herein and whose becoming an assignee would not constitute a prohibited transaction under Section 4975 of ERISA, without recourse, all or a percentage of all of such Bank’s Commitment, all Loans made by such Bank, such Bank’s Notes, and such Bank’s interest in any participation purchased pursuant to Section 2.01B or Section 8.04 hereof.

(b) No assignment may be consummated pursuant to this Section 10.10 without the prior written consent of Nordson and Agent (other than an assignment by any Bank to (i) any Affiliate of such Bank which Affiliate is either wholly-owned by such Bank or is wholly-owned by a Person that wholly owns, either directly or indirectly, such Bank or (ii) any other Bank), which consent of Nordson and Agent shall not be unreasonably withheld; provided, however, that, Nordson’s consent shall not be required if, at the time of the proposed assignment, any Default or Event of Default shall then exist. Anything herein to the contrary notwithstanding, any Bank may at any time make a collateral assignment of all or any portion of its rights under the Loan Documents to a Federal Reserve Bank, and no such assignment shall release such assigning Bank from its obligations hereunder.

(c)    Each assignment made pursuant to this Section 10.10 shall be in a minimum amount of the lesser of Five Million Dollars ($5,000,000) of the assignor’s Revolving Commitment and interest herein or the entire amount of the assignor’s Revolving Commitment and interest herein.

(d)    Unless an assignment made pursuant to this Section 10.10 shall be to an Affiliate of the assignor or the assignment shall be due to merger of the assignor or for regulatory purposes, either the assignor or the assignee shall remit to Agent, for its own account, an administrative fee of Three Thousand Five Hundred Dollars ($3,500).

(e)    Unless an assignment made pursuant to this Section 10.10 shall be due to merger of the assignor or a collateral assignment for regulatory purposes, the assignor shall (i) cause the assignee to execute and deliver to Nordson and Agent an Assignment Agreement and (ii) execute and deliver, or cause the assignee to execute and deliver, as the case may be, to Agent such additional amendments, assurances and other writings as Agent may reasonably require.

(f)    If an assignment made pursuant to this 10.10 is to be made to an assignee that is organized under the laws of any jurisdiction other than the United States or any state thereof, the assignor Bank shall cause such assignee, at least five Business Days prior to the effective date of such assignment, (i) to represent to the assignor Bank (for the benefit of the assignor Bank, Agent and Borrowers) that under applicable law and treaties no taxes will be required to be withheld by Agent, Borrowers or the assignor with respect to any payments to be made to such assignee in respect of the Loans hereunder, (ii) to furnish to the assignor (and, in the case of any assignee registered in the Register (as defined below), Agent and Borrowers) either (A) U.S. Internal Revenue Service Form W-8ECI or U.S. Internal Revenue Service Form W-8BEN or (B) United States Internal Revenue Service Forms W-8 or W-9, as applicable (wherein such assignee claims entitlement to complete exemption from U.S. federal withholding tax on all interest payments hereunder), and (iii) to agree (for the benefit of the assignor, Agent and Borrowers) to provide the assignor Bank (and, in the case of any assignee registered in the Register, Agent and Borrowers) a new Form W-8ECI or Form W-8BEN or Forms W-8 or W-9, as applicable, upon the expiration or obsolescence of any previously delivered form and comparable statements in accordance with applicable U.S. laws and regulations and amendments duly executed and completed by such assignee, and to comply from time to time with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

(g) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, Borrowers shall execute and deliver (i) to Agent, the assignor and the assignee, any consent or release (of all or a portion of the obligations of the assignor) required to be delivered by Borrowers in connection with the Assignment Agreement, and (ii) to the assignee or the assignor (if applicable), an appropriate Note or Notes. After delivery of the new Note or Notes, the assignor’s Note or Notes being replaced shall be returned to Borrowers marked “replaced”.

(h) Upon satisfaction of all applicable requirements specified in subparts (a) though (f) above, and any other condition contained in this Section 10.10, (i) the assignee shall become and thereafter be deemed to be a “Bank” for the purposes of this Agreement, (ii) the Assignor shall be released from its obligations hereunder to the extent its interest has been assigned, (iii) in the event that the assignor’s entire interest has been assigned, the assignor shall cease to be and thereafter shall no longer be deemed to be a “Bank” and (iv) the signature pages hereto and Schedule 1-A hereto shall be automatically amended, without further action, to reflect the result of any such assignment.

(i) Agent shall maintain at the address for notices referred to in Section 10.04 hereof a copy of each Assignment Agreement delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Banks and the Revolving Commitment of, and principal amount (and stated interest) of the Loans owing to, each Bank from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and Borrowers, Agent and the Banks may treat each financial institution whose name is recorded in the Register as the owner of the Loan recorded therein for all purposes of this Agreement. The Register shall be available for inspection by any Borrower or any Bank at any reasonable time and from time to time upon reasonable prior notice.

(j) No assignment shall be made to (A) a Borrower or any Borrower’s Affiliates or Subsidiaries, (B) a natural Person (or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) or (C) a Defaulting Bank or any of its Subsidiaries, or any Person who, upon becoming a Bank hereunder, would constitute any of the foregoing Persons described in this clause (C).

Section 10.11    Participations.

(a) Each Bank shall have the right at any time or times, without the consent of Agent or Borrowers, to sell one or more participations or sub-participations to a financial institution or other “accredited investor” (as defined in SEC Regulation D) (other than a natural Person, or a holding company, investment vehicle or trust for, owned and operated for the primary benefit of, a natural Person, or any Borrower or any Borrower’s Affiliates or Subsidiaries), as the case may be, in all or any part of such Bank’s Commitment, such Bank’s Commitment Percentage, any Loan made by such Bank, any Note delivered to such Bank pursuant to this Agreement, and such Bank’s interest in any participation, if any, purchased pursuant to Section 2.01B, Section 8.04 or this Section 10.11.

(b)    The provisions of Article III and Section 10.06 shall inure to the benefit of each purchaser of participation or sub-participation and Agent shall continue to distribute payments pursuant to this Agreement as if no participation has been sold.

(c)    Any agreement or instrument pursuant to which a Bank sells such a participation shall provide that such Bank shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Bank will not, without the consent of the Participant, agree to any amendment, modification or waiver described in Section 10.03 that affects such Participant. The Borrowers agrees that each Participant shall be entitled to the benefits of Sections 3.01, 3.04 and 3.02 (subject to the requirements and limitations therein, including the requirements under Section 3.02(f) (it being understood that the documentation required under Section 3.02(f) shall be delivered to the participating Bank)) to the same extent as if it were a Bank and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant (A) agrees to be subject to the provisions of Section 3.08 as if it were an assignee under paragraph (b) of this Section; and (B) shall not be entitled to receive any greater payment under Sections 3.01 or 3.02, with respect to any participation, than its participating Bank would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Bank that sells a participation agrees, at the Borrowers’ request and expense, to use reasonable efforts to cooperate with the Borrowers to effectuate the provisions of Section 3.08 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 8.03 as though it were a Bank. Each Bank that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Bank shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c)

of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Bank shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(d)    No participation or sub-participation shall operate as a delegation of any duty of the seller thereof.

(e)    Under no circumstance shall any participation or sub-participation be deemed a novation in respect of all or any part of the seller’s obligations pursuant to this Agreement.

Section 10.12    Severability Of Provisions; Captions; Attachments. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. The several captions to Sections and subsections herein are inserted for convenience only and shall be ignored in interpreting the provisions of this Agreement. Each schedule or exhibit attached to this Agreement shall be incorporated herein and shall be deemed to be a part hereof.

Section 10.13    Investment Purpose. Each of the Banks represents and warrants to Borrowers that it is entering into this Agreement with the present intention of acquiring any Note issued pursuant hereto for investment purposes only and not for the purpose of distribution or resale, it being understood, however, that each Bank shall at all times retain full control over the disposition of its assets.

Section 10.14    Entire Agreement. This Agreement, any Note and any other Loan Document or other agreement, document or instrument attached hereto or executed on or as of the Closing Date integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral representations and negotiations and prior writings with respect to the subject matter hereof.

Section 10.15    Governing Law; Submission to Jurisdiction. This Agreement, each of the Notes and any Related Writing shall be governed by and construed in accordance with the laws of the State of Ohio and the respective rights and obligations of Borrowers and the Banks shall be governed by Ohio law, without regard to principles of conflict of laws. Each Borrower hereby irrevocably submits to the non-exclusive jurisdiction of any Ohio state or federal court sitting in Cleveland, Ohio, over any action or proceeding arising out of or relating to this Agreement, the Debt or any Related Writing, and each Borrower hereby irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Ohio state or federal court. Each Borrower, on behalf of itself and its Subsidiaries, hereby irrevocably waives, to the fullest extent permitted by law, any objection it may now or hereafter have to the laying of venue in any action or proceeding in any such court as well as any right it may now or hereafter have to remove such action or proceeding, once commenced, to another court on the grounds of FORUM NON CONVENIENS or otherwise. Each Borrower agrees that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

Section 10.16    Legal Representation of Parties. The Loan Documents were negotiated by the parties with the benefit of legal representation and any rule of construction or interpretation otherwise requiring this Agreement or any other Loan Document to be construed or interpreted against any party shall not apply to any construction or interpretation hereof or thereof.

Section 10.17    Judgment Currency. If Agent, on behalf of the Banks, obtains a judgment or judgments against any Borrower in an Alternate Currency, the obligations of such Borrower in respect of any sum adjudged to be due to Agent or the Banks hereunder or under the Notes (the “Judgment Amount”) shall be discharged only to the extent that, on the Business Day following receipt by Agent of the Judgment Amount in the Alternate Currency, Agent, in accordance with normal banking procedures, purchases Dollars with the Judgment Amount in such Alternate Currency. If the amount of Dollars so purchased is less than the amount of Dollars that could have been purchased with the Judgment Amount on the date or dates the Judgment Amount (excluding the portion of the Judgment Amount which has accrued as a result of the failure of such Borrower to pay the sum originally due hereunder or under the Notes when it was originally due hereunder or under the Notes) was originally due and owing to Agent or the Banks hereunder or under the Notes (the “Original Due Date”) (the “Loss”), Borrowers agree as a separate obligation and notwithstanding any such judgment, to indemnify Agent or such Bank, as the case may be, against the Loss, and if the amount of Dollars so purchased exceeds the amount of Dollars that could have been purchased with the Judgment Amount on the Original Due Date, Agent or such Bank agrees to remit such excess to Borrowers.

Section 10.18    Treatment of Certain Information; Confidentiality. Each of the Agent and the Banks agree to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to each of their Affiliates and to each of their Related Parties (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential); (b) to the extent required or requested by any regulatory authority purporting to have jurisdiction over such Person or its Related Parties (including any self-regulatory authority, such as the National Association of Insurance Commissioners); (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process; (d) to any other party hereto; (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder; (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement, or (ii) any actual or prospective party (or its Related Parties) to any swap, derivative or other transaction under which payments are to be made by reference to the Borrower and its obligations, this Agreement or payments hereunder; (g) on a confidential basis to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Debt; (h) with the consent of Nordson; or (i) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to the Agent, any Bank or any of their respective Affiliates on a nonconfidential basis from a source other than Nordson.

In no event shall the Agent or any of its Related Parties have any liability to any Borrower, any Bank or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Agent’s transmission of Information or notices through IntraLinks, Syndtrak, ClearPar, any other electronic platform or electronic messaging service, or through the Internet except to the extent such losses, claims, damages, liabilities or expenses have resulted from such Agent’s or Related Party’s gross negligence or willful misconduct as determined by a court of competent jurisdiction by final and nonappealable judgment.

For purposes of this Section 10.18, “Information” means all information received from any Borrower or any of its Subsidiaries relating to any Borrower or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to the Agent or any Bank on a nonconfidential basis prior to disclosure by such Borrower or any of its Subsidiaries; provided that, in the case of information received from such Borrower or any of its Subsidiaries after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Section 10.19    JURY TRIAL WAIVER. EACH BORROWER, AGENT AND EACH OF THE BANKS WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, AMONG BORROWERS, AGENT AND THE BANKS, OR ANY THEREOF, ARISING OUT OF, IN CONNECTION WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED AMONG THEM IN CONNECTION WITH THIS AGREEMENT OR ANY NOTE OR OTHER INSTRUMENT, DOCUMENT OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED THERETO.

Section 10.20    Acknowledgement and Consent to Bail-In of EEA Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)    the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an EEA Financial Institution; and

(b)    the effects of any Bail-In Action on any such liability, including, if applicable:

(i)    a reduction in full or in part or cancellation of any such liability;

(ii)    a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)    the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of any EEA Resolution Authority.

Section 10.21    Amendment and Restatement.

(a)    The parties hereto agree that, on the Closing Date, the following transactions shall be deemed to occur automatically, without further action by any party hereto: (a) the Existing Credit Agreement shall be deemed to be amended and restated in its entirety pursuant to this Agreement; (b) all Debt and other obligations (including, without limitation, any outstanding Loans) under the Existing Credit Agreement outstanding on the Closing Date shall in all respects be continuing and shall be deemed to Debt and other obligations (including, without limitation, any outstanding Loans) outstanding hereunder under the corresponding facilities described herein and (c) all references in the other Loan Documents to the Existing Credit Agreement shall be deemed to refer without further amendment to this Agreement. The execution and delivery of this Agreement shall not constitute a novation of any Debt or other obligations owing to the Lenders or the Agent under the Existing Credit Agreement.

(b)    Simultaneously with the effectiveness of this Agreement on the Closing Date, the parties hereby agree that, notwithstanding the provisions regarding assignments set forth in Section 10.10 hereof and Section 10.10 of the Existing Credit Agreement, the Commitments and Commitment Percentages shall be as set forth in Schedule 1-A and the portion of the Loans outstanding under the Existing Credit Agreement shall be reallocated in accordance with such Commitment Percentages and the requisite assignments shall be deemed to be made in such amounts by and between the Banks and from each Bank to each other Bank, with the same force and effect as if such assignments were evidenced by applicable Assignment Agreements (as defined in the Existing Credit Agreement) under the Existing Credit Agreement. Notwithstanding anything to the contrary in Section 10.10 of the Existing Credit Agreement or Section 10.10 of this Agreement, no other documents or instruments, including any Assignment Agreements, shall be executed in connection with these assignments (all of which requirements are hereby waived), and such assignments shall be deemed to be made with all applicable representations, warranties and covenants as if evidenced by an Assignment Agreement. On the Closing Date and substantially concurrently with the effectiveness of this Agreement, to the extent necessary, the Banks shall make full cash settlement with each other either directly or through the Agent, as the Agent may direct or approve, with respect to all such assignments and reallocations such that after giving effect to such settlements each Bank’s Commitment Percentages with respect to the Commitments and outstanding Loans shall be as set forth on Schedule 1-A.

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Address:	28601 Clemens Road	NORDSON CORPORATION
Westlake, Ohio 44145
	Attention: Senior Vice President,	By:
	Chief Financial Officer	Name:	Gregory A. Thaxton
		Title:	Senior Vice President, Chief Financial Officer

Address:	KeyTower	KEYBANK NATIONAL ASSOCIATION,
	127 Public Square		as Administrative Agent and as a Bank
Cleveland, Ohio 44114
Attention: KCIB Loan Services

By:
		Name:	Brian P. Fox
		Title:	Vice President

[Other Signature Pages to Follow]